UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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IXIA
(Name of Registrant as Specified in its Charter)

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IXIA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 1, 2015

The Annual Meeting of the Shareholders of Ixia, a California corporation (the “Company” or “Ixia”), will be held Monday, June 1, 2015, at 8:30 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301. The purposes of the Annual Meeting are:

1. To elect five directors for a one-year term. The names of the nominees intended to be presented for election are: Laurent Asscher, Jonathan Fram, Errol Ginsberg, Gail Hamilton, and Bethany Mayer.

2. To approve an advisory resolution on executive compensation.

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The record date for our Annual Meeting is Tuesday, April 7, 2015. Only record holders of the Company’s Common Stock (“Common Stock”) at the close of business on April 7, 2015 are entitled to receive notice of, and to vote at, the Annual Meeting.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us, and we therefore encourage you to vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote over the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing your proxy card in the enclosed postage-prepaid envelope. Voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Matthew S. Alexander

Corporate Secretary

Calabasas, California

April 24, 2015

PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TO US PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.

*        *        *         *        *

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE

HELD ON JUNE 1, 2015

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 ARE AVAILABLE FOR VIEWING, PRINTING, AND DOWNLOADING AT:

www.ixiacom.com/proxy

INFORMATION ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT ON FORM 10-K.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING EXHIBITS, WILL ALSO BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO IXIA, ATTENTION BRENT NOVAK, CHIEF FINANCIAL OFFICER, IXIA, 26601 W. AGOURA ROAD, CALABASAS, CA 91302 USA; TELEPHONE 818.871.1800.

IXIA

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The Board of Directors of Ixia (the “Board”) is furnishing you with this proxy statement to solicit proxies for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, June 1, 2015 at 8:30 a.m., local time, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Agoura Hills Hotel, which is located at 30100 Agoura Road, Agoura Hills, California 91301.

These proxy materials were first sent on or about April 29, 2015 to shareholders entitled to vote at the Annual Meeting.

Only shareholders of record at the close of business on April 7, 2015, which is the “Record Date”, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 78,864,136 shares of our Common Stock were issued and outstanding.

Voting and Solicitation

Methods of Voting

You may vote by mail, in person at the Annual Meeting, by telephone, or over the Internet. If your shares are held in the name of your broker or other nominee (your record holder), you are considered the beneficial owner of shares held in street name, and you should receive instructions from your brokerage firm, bank, or other nominee that must be followed in order for the record holder to vote your shares per your instructions. Brokerage firms, banks, and other nominees typically have a process for their beneficial holders to provide voting instructions via the Internet or by telephone.

Voting by Mail. If your shares are registered directly in your name, then you are the record holder of the shares. By signing the enclosed proxy card and returning it in the prepaid and addressed envelope enclosed with these proxy materials, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted even if you later find yourself unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:

•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

Voting in Person at the Annual Meeting. If you are the record holder of your shares and you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If you beneficially own your shares and you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you are the beneficial holder of your shares, to vote by telephone, please follow the voting instructions that you receive from your brokerage firm, bank, or other nominee. If you are a record holder and you vote by telephone, you do not need to complete and mail your proxy card.

Voting Over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you are the beneficial holder of your shares, to vote over the Internet, please follow the voting instructions that you receive from your brokerage firm, bank, or other nominee. If you are a record holder and you vote over the Internet, you do not need to complete and mail your proxy card.

Voting for Directors

In the election of directors, you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.

Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are five directors to be elected at our Annual Meeting, you may allocate 500 “FOR” votes (five times 100) among as few or as many of the five nominees to be voted on at the Annual Meeting as you choose.

If you are a record holder and you sign your proxy card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee. If you are the beneficial holder of your shares and you do not provide your brokerage firm, bank, or other nominee with instructions on how to vote your shares in the election of directors, then your shares will not be voted.

Voting on All Other Matters

Each share of our Common Stock outstanding as of the close of business on the Record Date has one vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” for any proposal other than a proposal relating to the election of directors. Except as otherwise required by law, our Articles of Incorporation, or our Bylaws, the affirmative vote of a majority of shares present or represented by proxy and voting at our Annual Meeting is required for the approval of matters other than the election of directors. California state law also requires that the number of shares voting “FOR” any matter must equal at least a majority of the required quorum for the Annual Meeting.

You may vote part of your shares “FOR” any proposal and refrain from voting your remaining shares or you may vote your remaining shares “AGAINST” the proposal. If you are a record holder and you return a signed proxy card but fail to provide voting instructions on a proposal or to specify the number of shares you are voting “FOR” a proposal, then we are allowed to assume that you are voting all of your shares “FOR” the proposal. If you are the beneficial holder of your shares and you fail to provide voting instructions on a proposal, then your shares will not be voted on the proposal unless it is deemed to be a routine matter as described below under Effect of “Broker Non-Votes.”

Effect of Abstentions

Abstentions are included in determining the number of shares present and entitled to vote for purposes of determining the presence of a quorum.

In general, abstentions are not counted either “FOR” or “AGAINST” a proposal being voted on. If, however, the number of abstentions is such that the “FOR” votes, while outnumbering the votes “AGAINST” the proposal, do not equal at least a majority of the quorum required for the meeting, the proposal will be defeated and, in this case, abstentions will have the same effect as a vote “AGAINST” the proposal. In addition, if a proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on a matter, abstentions will have the same effect as negative votes on the proposal because the abstentions represent shares that are entitled to vote but that are not voting in favor of the proposal. In the case of the election of directors, however, your abstention will have no effect on the outcome.

For example, assuming that the vote that is required is not a majority of the shares present or represented by proxy and entitled to vote, if 60% of our outstanding shares are represented in person or by proxy at a meeting at which the required quorum is a majority of the outstanding shares, and the vote on a proposal is 30% in favor, 15% against and 15% abstaining, then the proposal will be adopted. However, if 21% vote in favor, 19% vote against and 20% abstain, then the proposal will be defeated because 21% does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes.

Effect of “Broker Non-Votes”

If you hold your shares at the account of a brokerage firm, bank, or other nominee, your shares are held in street name. Shares that are held in street name are held in the name of the brokerage firm, bank, or other nominee. Brokerage firms, banks, and other nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares only on proposals that are deemed to be routine matters. An example of a routine matter is a proposal to ratify the appointment of a company’s independent registered public accounting firm. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. Examples of non-routine matters include the election of directors and advisory votes on executive compensation. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, then such action is referred to as a “broker non-vote.”

Solicitation Costs

The cost of this solicitation will be borne by the Company. We have retained the services of Georgeson Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians, and other nominee holders. The estimated cost of such services is $1,200 plus out-of-pocket expenses. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place to that effect. Proxies may be solicited by our directors, officers, and regular employees, without additional compensation or reimbursement by the Company.

Voting Confidentiality

Proxies, ballots, and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide for Ixia’s Board of Directors to consist of four to seven directors. The number of authorized directors is currently set at five. A board comprising five directors is expected to be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our five nominees named below. Each of the nominees currently serves as a director of Ixia, and each of the nominees except Bethany Mayer was previously elected as a director by our shareholders at their annual meeting held on July 18, 2014. The Board appointed Ms. Mayer as a director of Ixia, effective September 16, 2014, in connection with her joining the Company on that date as President and Chief Executive Officer.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this proxy statement as possible and, in this event, the specific nominees to be voted for will be determined by the proxy holders. We do not expect that any of our five nominees will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our shareholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal, or death.

Nominees

The names of our nominees, and certain information about them as of April 1, 2015, are set forth below:

Name	Age	Position(s) with the Company	Director Since
Laurent Asscher	45	Director	2008
Jonathan Fram	58	Director	2005
Errol Ginsberg	59	Chairman of the Board and Chief Innovation Officer	1997
Gail Hamilton	65	Director	2005
Bethany Mayer	53	Director, President, and Chief Executive Officer	2014

Mr. Asscher has been a director of the Company since October 2008. Since February 2005, he served as a director, and from February 2005 until August 2013, he served as the President and Chief Executive Officer, of Airtek Capital Group, S.A., a private equity investment firm based in Brussels, Belgium. He currently serves on the boards of directors of several private technology companies and on the board of directors of Orolia SA, a French public company that designs, manufactures, and sells precision electronic and telematic systems.

Mr. Fram has been a director of the Company since July 2005. Since October 2010, Mr. Fram has served as Chief Executive Officer of Nularis, Inc., a distributor of energy efficient lighting products. From March 2006 until July 2010, Mr. Fram served as a Managing Partner of Maveron III LLC, a venture capital firm, and from August 2007 until July 2010, he served as a Managing Partner of Maveron IV LLC, a venture capital firm.

Mr. Ginsberg has been a director of the Company since May 1997, and became the Chairman of our Board in January 2008. Mr. Ginsberg served as the Company’s President from May 1997 until September 2007, and he served as the Company’s Chief Executive Officer from September 2000 until March 2008. In March 2008, Mr. Ginsberg became our Chief Innovation Officer. He held the additional position of Acting Chief Executive Officer of Ixia from October 2013 until September 2014.

Ms. Hamilton has been a director of the Company since July 2005. Ms. Hamilton also serves as a member of the Board of Directors of Arrow Electronics, Inc., Open Text Corporation, and Westmoreland Coal Company.

Ms. Mayer has been a director of the Company since September 2014. From February 2014 until September 2014, she served as Senior Vice President and General Manager of the Network Functions Virtualization (NFV) business of Hewlett-Packard Company (“HP”), a multinational information technology company. From May 2011 until May 2014, Ms. Mayer served as Senior Vice President and General Manager of HP’s Networking Business unit. From March 2010 until May 2011, Ms. Mayer was Vice President, Marketing and Alliances for HP’s Enterprise Servers, Storage and Networking Group. Prior to joining HP, Ms. Mayer served from June 2007 until February 2010 as Senior Vice President of Worldwide Marketing and Corporate Development at Bluecoat Systems, Inc., a provider of security and network solutions.

There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

The Board and the Nominating and Corporate Governance Committee believe that the background and experience of the Company’s current Board members provide the Company with the perspectives and judgment needed to provide the necessary guidance and oversight of the Company’s business and strategies. The Board and the Nominating and Corporate Governance Committee considered the experience, qualifications, and skills of each director, in light of the Company’s business and structure, in reaching the decision to recommend him or her for re-election to the Board. The experience, qualifications, and skills of each director that led to the Board’s and the Nominating and Corporate Governance Committee’s conclusion that such director should be re-elected to the Board include:

Laurent Asscher

•	Investor and shareholder in several public and privately held technology companies, including Ixia

•	Outside board experience as a director in several privately held and public technology companies

•	Executive, business, and operational experience as President and Chief Executive Officer of Airtek Capital Group, S.A.

Jonathan Fram

•	Executive, business, and operational experience as Chief Executive Officer of Nularis, Inc.

•	Private equity experience as a former managing partner of a venture capital fund and as an investor in start-up companies

•	Outside board experience as a former director of Marchex, Inc.

•	Former President of Net2Phone, Inc.

•	Financial experience as a former securities analyst

Errol Ginsberg

•

Executive, business, and operational experience in technology companies, including as a founder and former President and Chief Executive Officer of Ixia, former Acting Chief Executive Officer of Ixia, and the current Chief Innovation Officer and Chairman of the Board of Ixia

•	Outside board experience as a director of several privately held technology companies

•	Substantial knowledge of the network equipment manufacturing industry and the telecommunications industry

Gail Hamilton

•	Executive, business, and operational experience as a former senior executive of Symantec Corporation

•	Outside board experience as a director of public and privately held companies

•	Audit committee and compensation committee experience, including as Chair of Ixia’s Compensation Committee

•	Strategic planning and business development experience at public technology companies

Bethany Mayer

•	Executive, business, and operational experience as a senior executive at public technology companies, including HP and Blue Coat Systems, Inc.

•	Strategic planning and business development experience at public and private technology companies

•	Substantial knowledge of the network equipment manufacturing industry and the telecommunications industry

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED HEREIN.

Information Regarding our Board of Directors and its Committees

Our Board of Directors held a total of 20 meetings during 2014 and acted five times by unanimous written consent. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors, which sets forth the duties and responsibilities of the committee. A copy of each charter is available on our website at www.ixiacom.com.

The members of the committees currently are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Laurent Asscher	X	X
Jonathan Fram	Chair	X	Chair
Gail Hamilton	X	Chair	X

During 2014, each of our current directors attended at least 75% of the total of all Board meetings and meetings of committees of which he or she was a member.

We strongly encourage our Board members to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of our 2014 Annual Meeting attended that meeting either in person or telephonically.

Director Independence

Ixia’s Board meets the standards for director independence under listing standards established by The NASDAQ Stock Market LLC (“Nasdaq”) and under the rules of the Securities and Exchange Commission (the “SEC”). An “independent director” means a person other than an executive officer or employee of Ixia, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For a director to be considered independent and among other criteria, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Ixia within the last three years.

The Board considered relationships, transactions, and/or arrangements between the Company and each of our directors and director nominees in determining whether he or she was independent. The Board has affirmatively determined that each current member of the Board, other than Mr. Ginsberg and Ms. Mayer, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Ginsberg and Ms. Mayer do not meet the independence standards because they are executive officers and employees of Ixia.

The independent directors meet regularly in executive sessions, without the presence of Mr. Ginsberg, Ms. Mayer, or other members of Ixia’s management, in connection with regularly scheduled Board meetings and from time to time as they deem necessary or appropriate.

Board Leadership Structure

From October 2013 until September 2014, Errol Ginsberg served as our Acting Chief Executive Officer in addition to his positions as Chairman of the Board and Chief Innovation Officer. Upon Ms. Mayer’s appointment as our President and Chief Executive Officer in September 2014, we again separated the positions of Chairman of the Board and Chief Executive Officer. Mr. Ginsberg now serves as our Chairman of the Board and Chief Innovation Officer, while Ms. Mayer serves as our President and Chief Executive Officer. Our Board determined that it was appropriate for Mr. Ginsberg to continue serving as our Chairman of the Board both during and after his temporary role as our Acting Chief Executive Officer in order to facilitate the smooth operation of the Company and because of Mr. Ginsberg’s extensive knowledge and experience with the Company as a founder and executive officer. Our Chief Executive Officer is responsible for the leadership, performance, and strategic direction of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over Board meetings.

The Board’s Role in Risk Oversight

As described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015, we are subject to a number of significant risks. Management is responsible for the day-to-day assessment, monitoring, and management of these risks, while the Board of Directors, as a whole and through its several committees, has responsibility for the oversight of risk management. Our Board of Directors and its committees work with our senior management to manage the various risks we face. As a part of its oversight role, our Board periodically reviews and discusses, both with and without management present, the assessment and management of the risks that our Company faces and the importance and integral nature of risk management to the Company’s business strategy.

To facilitate its oversight of our Company, our Board has delegated certain functions (including the oversight of risks related to these functions) to various Board committees. Our Audit Committee generally evaluates the risks related to our financial reporting process and oversees our general risk management processes. Our Compensation Committee evaluates the risks presented by our compensation programs and takes into account these risks when making compensation decisions. Our Nominating and Corporate Governance Committee evaluates whether our Board has the requisite core competencies to respond to the risks that we face. The roles and responsibilities of these committees are discussed in more detail below. Although the Board has delegated certain functions to various committees, each of these committees periodically reports to and solicits input from the full Board regarding its activities.

Audit Committee

The Board has determined that each member of the Audit Committee (i.e., Messrs. Asscher and Fram, and Ms. Hamilton) is independent under current Nasdaq listing standards and SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate for purposes of the Nasdaq listing standards, and that Mr. Fram qualifies as an audit committee financial expert within the meaning of applicable SEC regulations. During 2014, the Audit Committee met 22 times.

The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our independent registered public accounting firm;

•	the integrity of our systems of internal accounting and financial controls; and

•	our compliance with legal and regulatory requirements.

The Audit Committee has sole authority for selecting, evaluating, and, when appropriate, replacing our independent registered public accounting firm. The Committee periodically meets privately, outside the presence of management, with our independent registered public accounting firm to discuss, among other matters, our internal accounting control policies and procedures. The Committee (or the Chairman of the Audit Committee pursuant to authority granted by the Committee) also reviews and approves in advance the services provided and fees charged by our independent registered public accounting firm.

As part of its oversight role with respect to our financial statements and the public disclosure of our financial results, our Audit Committee regularly reviews and discusses with our management the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, our quarterly earnings releases, and the financial guidance we provide. Our Audit Committee also regularly meets in separate executive sessions with our principal executive officer, our principal financial officer, other members of our management team, and certain key employees.

Compensation Committee

The Board has determined that each member of the Compensation Committee (i.e., Ms. Hamilton and Messrs. Asscher and Fram) is independent under current Nasdaq listing standards. During 2014, the Compensation Committee met 16 times and acted three times by unanimous written consent.

The Compensation Committee is responsible for overseeing and advising the Board with respect to our executive compensation plans and practices and our incentive compensation and equity-based plans. The Compensation Committee:

•	determines the compensation paid to our executive officers, including our Chief Executive Officer;

•	approves our executive officer bonus plans and also typically approves our employee bonus plans;

•

administers our Second Amended and Restated 2008 Equity Incentive Plan, including determining the persons to whom equity awards are granted and the terms of those awards, provided that our Board administers the Plan with respect to our non-employee directors; and

•	recommends to the Board the cash and equity incentive compensation paid to non-employee directors for Board and committee service.

The Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the Committee in carrying out its duties and responsibilities. Since November 2009, the Compensation Committee has retained Frederic W. Cook Co., Inc. (“FWC”) as an independent compensation consultant to render advisory services with respect to the Company’s executive officer compensation program, including executive compensation matters for 2014. For information regarding the services that FWC provided to the Compensation Committee in connection with our 2014 executive compensation program, see the “Compensation Discussion and Analysis” section of this proxy statement below.

The Company’s Chief Executive Officer participates in decisions and discussions of the Board and in discussions of the Compensation Committee and makes recommendations to the Board and to the Committee with respect to compensation matters generally and the compensation of executive officers other than herself. For information regarding our Chief Executive Officer’s participation in our 2014 executive compensation program, see the “Compensation Discussion and Analysis” section of this proxy statement below.

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee (i.e., Mr. Fram and Ms. Hamilton) is independent under current Nasdaq listing standards. The Nominating and Corporate Governance Committee met once during 2014. The Nominating and Corporate Governance Committee also from time to time met informally to review Board and committee composition and related matters.

The Nominating and Corporate Governance Committee is responsible for:

•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board;

•	advising the Board with respect to Board composition, procedures, committees, and related matters; and

•	overseeing the review and evaluation of the Board’s performance.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants. The Committee has retained an independent director search firm that, during 2014, assisted the Nominating and Corporate Governance Committee in identifying and evaluating potential candidates to serve as directors of the Company.

The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings of shareholders. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers, and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our Company’s needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, including nominees recommended by the Company’s shareholders, the Nominating and Corporate Governance Committee considers factors that are in the best interests of our Company and our shareholders, including, among others:

•	the knowledge, experience, integrity, and judgment of possible candidates for nomination as directors;

•	the potential contribution of each candidate to the diversity of backgrounds, experience, and competencies which we desire to have represented on the Board;

•	the potential contribution of each candidate as a member of committees of the Board; and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.

The Nominating and Corporate Governance Committee believes that the Board should reflect a diversity of expertise, experiences, backgrounds, and individuals. Our Board is composed of qualified individuals who possess a diverse mix of attributes and backgrounds that allows the Board to fulfill its responsibilities to the Company’s shareholders. Members of our Board have diverse educational and career backgrounds with broad experience in technology, finance, business, and other areas of importance to the operations of the Company. We believe that our Board members have skills, experience, and competencies that are relevant to our business, and that they are willing to devote the time and effort necessary to be effective directors.

If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ixia, 26601 West Agoura Road, Calabasas, California 91302:

•	name of the candidate and a summary of the candidate’s background and qualifications;

•	contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected; and

•	a signed statement in which you give your current status as an Ixia shareholder and in which you indicate the number of shares of Ixia Common Stock that you beneficially own.

The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve, and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and Ixia’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting of shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Compensation of Directors

Director Compensation Paid for 2014

The following table shows compensation information for Ixia’s non-employee directors for 2014:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Laurent Asscher	70,000	90,004	118,690	278,694
Jonathan Fram	97,000	90,004	118,690	305,694
Gail Hamilton	91,000	90,004	118,690	299,694

(1)

Only non-employee members of the Board are eligible to receive compensation for serving on the Board. Mr. Ginsberg and Ms. Mayer served as executive officers of the Company while serving as members of the Board in 2014. Information concerning the compensation paid to Mr. Ginsberg and Ms. Mayer as executive officers is set forth in the “Summary Compensation Table” below. They did not receive any additional compensation for 2014 as members of the Board.

(2)

Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 of the restricted stock units and the nonstatutory stock options granted to such directors in October 2014 in connection with their re-election to the Board at the 2014 Annual Meeting held in July 2014, and are not necessarily indicative of the compensation that our directors will actually realize. The grant date fair value of each stock award is measured based on the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market (i.e., $9.13 per share). The grant date fair value of each option grant is estimated based on the fair value on the date of grant using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of our options are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015. As of December 31, 2014, each of our non-employee directors held RSUs covering 4,929 shares. As of that date, each of Messrs. Asscher and Fram held nonstatutory stock options to purchase a total of 46,000 shares, and Ms. Hamilton held nonstatutory stock options to purchase a total of 38,500 shares.

The table below sets forth the amounts that we paid and continue to pay to our non-employee directors as quarterly retainers in 2014 and in 2015 through the date of this proxy statement:

Non-Employee Director Retainer Amounts

Retainers	Board of Directors		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Quarterly Retainer (non-Chair)	$12,500		$2,500	$2,500	$1,500
Quarterly Retainer (Chair)	0	*	$6,250	$6,250	$3,000

*	Mr. Ginsberg currently serves as Chairman of the Board, but he does not receive any retainer or other compensation as Chairman of the Board because he is also an officer and employee of the Company.

No attendance fees are payable to Board or Committee members for attending a Board or committee meeting. Mr. Ginsberg and Ms. Mayer do not receive any cash, equity, or other compensation for serving as members of the Board because they are both officers and employees of the Company and, as a result, are not eligible to receive any compensation as Board members.

The total amount of cash compensation paid to all non-employee directors for 2014 was $258,000. We also reimburse all directors for reasonable expenses incurred in connection with attending Board and committee meetings.

Our non-employee directors are eligible to be awarded equity incentives under our Second Amended and Restated 2008 Equity Incentive Plan. In October 2014, the Board awarded 9,858 restricted stock units and 13,000 nonstatutory stock options to each non-employee director who was re-elected at the 2014 Annual Meeting in July 2014. The restricted stock units vest and the shares covered thereby are automatically issued in four substantially equal installments over approximately seven months as long as the director remains a member of the Board. The nonstatutory stock options have an exercise price per share of $9.13, vest and become exercisable in four equal installments over approximately seven months as long as the director remains a member of the Board, and have a term of seven years. The Board will consider and is expected to approve the award of additional equity incentives to its non-employee directors at the Board meeting scheduled to be held following and on the date of the upcoming Annual Meeting. The Compensation Committee has recommended that such awards for each director consist of (i) restricted stock units having a value of $100,000, calculated based on the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market and (ii) nonstatutory stock options to purchase 15,000 shares of the Company’s Common Stock, with such options having a seven-year term and an exercise price equal to the closing sales prices of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market. The awards are expected to vest in four equal quarterly installments over a one-year period following the date of grant.

Stock Ownership Guidelines

In March 2011, the Board adopted stock ownership guidelines to more closely align the interests of our directors with those of our shareholders. The guidelines require each non-employee director to acquire and hold shares of Ixia Common Stock having a value not less than five times the value of his or her annual Board retainer (i.e., five times $50,000, or $250,000). The Company does not currently have any equity ownership requirements for its executive officers or employee directors. As of April 1, 2015, all of our non-employee directors met the stock ownership guidelines. There is no requirement that a director, officer, or employee hold any shares acquired upon the exercise of a stock option or issued upon the vesting of a restricted stock unit for any specified period of time following such exercise or vesting.

Shareholder Communications with the Board of Directors

We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its committees, or one or more of its individual directors, may do so by sending a letter addressed to the Ixia Board of Directors, the particular committee, or the individual director(s), c/o Corporate Secretary, Ixia, 26601 West Agoura Road, Calabasas, California 91302. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the committee, or the individual Board member(s) specifically addressed in the communication.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The Company currently intends to submit the compensation of the Company’s named executive officers to our shareholders for their approval on an annual basis consistent with the advisory vote of our shareholders at their 2011 annual meeting.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that the Company’s compensation philosophy and program as described in this proxy statement are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our 2014 results. The compensation program for our named executive officers is strongly focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers, reward them with more than base salary if and to the extent the Company achieves challenging financial performance goals, and align the officers’ interests with the interests of our shareholders, while at the same time avoiding the encouragement of excessive risk-taking.

Our Compensation Committee designed the cash bonus component of our 2014 compensation program to reward our executive officers for delivering financial results that met or exceeded pre-established financial performance goals and so that the officers’ compensation would vary depending upon the degree to which the Company achieved those objectives. The Company did not meet one of the threshold financial performance objectives (relating to 2014 operating income) that had been established for purposes of the Company’s 2014 Senior Officer Bonus Plan; accordingly, the named executive officers who were eligible to participate in the plan did not receive annual bonuses under the plan. Also, in 2013, our Compensation Committee granted to executive officers and certain key employees performance-based restricted stock units that could be earned based on the extent to which the Company achieved a cumulative financial performance goal for 2013 and 2014. Because the Company did not achieve the threshold performance goal that had been established for purposes of such awards, our named executive officers who held these awards forfeited them in their entirety in April 2015. Through these incentive programs, the Company has directly aligned the interests of our named executive officers with those of our shareholders and with the long-term interests of the Company.

For a more detailed discussion of our compensation philosophy, objectives, and programs, we strongly encourage our shareholders to review this proxy statement, and in particular the information contained under the “Compensation Discussion and Analysis” section below and in the compensation tables and narrative that follow it in the “Executive Compensation and Other Information” section.

The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board, or our Compensation Committee. Although the vote is non-binding, our Board and our Compensation Committee value your opinion and will consider the outcome of the vote in making future compensation decisions.

For the reasons set forth above, we are asking our shareholders to vote for the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders of the Company, on an advisory basis, approve the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

This Proposal 2 will be approved if the above resolution receives the affirmative vote of a majority of (i) the shares present or represented by proxy at the Annual Meeting and voting on this proposal and (ii) the shares required to constitute a quorum for the Annual Meeting. If you hold your shares through a brokerage firm, bank, or other nominee, you must provide voting instructions to your brokerage firm, bank or other nominee in order for your vote on this proposal to be counted.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2015, and recommends to the shareholders that they vote to ratify that appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Deloitte & Touche LLP audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, and has served as the Company’s independent registered public accounting firm since May 30, 2013. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth by fee category the aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended December 31, 2014 and December 31, 2013.

	2014	2013
Fee Category
Audit Fees	$5,677,039	$4,927,067
Audit-Related Fees	50,298	494,546
Tax Fees	193,702	239,749
All Other fees	2,000	1,500

Total fees	$5,923,039	$5,662,862

Audit Fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. These fees also include fees for services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for professional services that are reasonably related to the audit or review of the Company’s consolidated financial statements but are not reported under “Audit Fees.” Such fees related primarily to services rendered in connection with an SEC registration statement and comment letter in 2014 and mergers and acquisitions due diligence services in 2013.

Tax Fees consist of fees for professional services rendered for state, federal, and international tax compliance, tax advice, and tax planning. In 2014 and 2013, these fees were incurred primarily for state, federal, and international tax advisory and compliance services.

All Other Fees consist of fees for services other than the services reported above. In 2014 and 2013, these fees consisted of fees for accounting research literature.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.

The Audit Committee has periodically reviewed the audit and non-audit services performed for the Company by Deloitte & Touche LLP, and the Audit Committee has considered whether the provision by Deloitte & Touche LLP of non-audit services to the Company was compatible with maintaining the independence of Deloitte & Touche LLP.

Change in the Company’s Independent Registered Public Accounting Firm

On May 3, 2013, PricewaterhouseCoopers LLP notified the Company of its decision to decline to stand for re-appointment as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013. PricewaterhouseCoopers LLP’s appointment terminated upon completion of its review of the Company’s condensed consolidated financial statements as of and for the fiscal quarter ended March 31, 2013 and the Company’s filing with the SEC of its Quarterly Report on Form 10-Q for that fiscal quarter.

The audit reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2012 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended December 31, 2011 and December 31, 2012 and during the subsequent interim period through May 3, 2013, the Company had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on the Company’s financial statements for such periods.

COMMON STOCK OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table summarizes information regarding beneficial ownership of our Common Stock as of March 1, 2015 by: (a) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (b) each of our directors, (c) each of our executive officers named in the Summary Compensation Table below, and (d) all of our current executive officers and directors as a group. Unless otherwise indicated below, each beneficial owner named in the table may be reached c/o Ixia, 26601 West Agoura Road, Calabasas, California 91302.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

Laurent Asscher	13,193,082	(2)	16.7%

FMR LLC 245 Summer Street Boston, MA 02210	6,483,600	(3)	8.2%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,774,080	(4)	7.3%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,355,880	(5)	6.8%

Errol Ginsberg	5,249,983	(6)	6.6%

Addington Hills Ltd. Bayside Executive Park, Building No. 1 West Bay Street, P.O. Box SP63131 Nassau, Bahamas	4,575,515	(7)	5.8%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,335,503	(8)	5.5%

Alexander J. Pepe	205,613	(9)	*

Christopher L. Williams	193,475	(10)	*

Raymond de Graaf	177,073	(11)	*

Thomas B. Miller	113,109		*

Jonathan Fram	85,415	(12)	*

Gail Hamilton	75,415	(13)	*

Brent T. Novak	51,774	(14)	*

Bethany Mayer	—		0%

Executive officers and directors as a group (13 persons)	20,457,618	(15)	25.4%

(footnotes begin on next page)

*	Less than one percent.
(1)

Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

Based on an Amendment No. 1 to Schedule 13D filed with the SEC on April 12, 2011, wherein Katelia Capital Group Ltd. (“Katelia Capital”), as the record owner of the shares, The Katelia Trust, as the beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustees of The Katelia Trust, and Laurent Asscher, as an advisor to Katelia Capital, reported that, as of April 7, 2011, they shared voting and dispositive power as to 13,108,000 of such shares. Also includes 42,332 shares owned by Mr. Asscher as to which he has sole voting and dispositive power and 42,750 shares subject to options held by Mr. Asscher which are exercisable or become exercisable within 60 days after March 1, 2015. Mr. Asscher is a director of the Company. The address of Katelia Capital is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(3)

Based on an Amendment No. 1 to Schedule 13G (the “Amendment”) filed with the SEC on February 13, 2015, wherein FMR LLC (“FMR”), Edward C. Johnson 3d, and Abigail P. Johnson (Edward C. Johnson 3d, and Abigail P. Johnson, together, the “Johnsons”) reported that, as of December 31, 2014, FMR and the Johnsons had sole dispositive power as to all such shares. FMR also reported sole voting power as to 43,500 of such shares, and the Johnsons reported no voting power over any such shares. According to the Amendment, Edward C. Johnson 3d is a director and the chairman of FMR, and Abigail P. Johnson is a director, the vice chairman, the chief executive officer, and the president of FMR, and members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. The Amendment further reports that FMR is a holding company for Fidelity Management & Research Company (“FMR Co.”), which advises various investment companies registered under the Investment Company Act (collectively, the “Fidelity Funds”). None of FMR, Edward C. Johnson 3d or Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies that are registered under the Investment Company Act and advised by FMR Co. That voting power resides with the Fidelity Funds’ Board of Trustees.

(4)

Based on an Amendment No. 2 to Schedule 13G filed with the SEC on January 26, 2015, wherein BlackRock, Inc., on behalf of itself and its affiliated companies, reported that, as of December 31, 2014, it had dispositive power as to all such shares, and sole voting power as to 5,634,566 of such shares.

(5)

Based on a Schedule 13G filed with the SEC on February 12, 2015, by T. Rowe Price Associates, Inc. (“T. Rowe Price”), wherein T. Rowe Price reported that, as of December 31, 2014, it had sole voting power as to 1,499,360 of such shares and sole dispositive power as to 5,355,880 of such shares.

(6)

Includes 4,292,486 shares held by the Errol Ginsberg and Annette R. Michelson Family Trust, of which Mr. Ginsberg and Annette R. Michelson (Mr. Ginsberg’s spouse) are trustees and as to which shares they share voting and investment power. Also includes 547,248 shares subject to options held by Mr. Ginsberg which are exercisable or become exercisable within 60 days after March 1, 2015.

(7)

Based on an Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2014, wherein Addington Hills Ltd. (“Addington”), as the record owner of the shares, The Tango Trust, as the beneficial owner of the equity interest in Addington, and Rhone Trustees (Bahamas) Ltd., as trustees of The Tango Trust, reported that, as of December 31, 2013, they shared voting and dispositive power as to such shares.

(8)

Based on a Schedule 13G filed with the SEC on February 10, 2015, wherein The Vanguard Group, on behalf of itself and its affiliated companies, reported that, as of December 31, 2014, it had sole dispositive power as to 4,254,666 of such shares, shared dispositive power as to 80,837 of such shares, and sole voting power as to 86,737 of such shares.

(9)

Includes 143,488 shares subject to options held by Mr. Pepe which are exercisable or become exercisable within 60 days after March 1, 2015, and 7,177 shares subject to RSUs held by Mr. Pepe which have vested or will vest within 60 days after March 1, 2015.

(10)	Includes 173,249 shares subject to options held by Mr. Williams which are exercisable or become exercisable within 60 days after March 1, 2015.
(11)	Includes 160,624 shares subject to options held by Mr. de Graaf which are exercisable or become exercisable within 60 days after March 1, 2015.
(12)	Includes 42,750 shares subject to options held by Mr. Fram which are exercisable or become exercisable within 60 days after March 1, 2015.
(13)	Includes 35,250 shares subject to options held by Ms. Hamilton which are exercisable or become exercisable within 60 days after March 1, 2015.
(14)	Includes 12,500 shares subject to options held by Mr. Novak which are exercisable or become exercisable within 60 days after March 1, 2015.
(15)

Includes 1,777,017 shares subject to options which are exercisable or become exercisable within 60 days after March 1, 2015, and 16,552 shares subject to RSUs which have vested or will vest within 60 days after March 1, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who beneficially own more than ten percent of our Common Stock (“ten percent shareholders”) to file initial reports of ownership of our Common Stock and reports of changes in ownership of our Common Stock with the SEC. These persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such reports (including amendments thereto) furnished to us and on written representations from our executive officers and directors, we believe that all reports required to be filed by our directors, officers, and ten percent shareholders in accordance with Section 16(a) were filed on a timely basis during 2014.

EXECUTIVE OFFICERS

Our executive officers and certain information about them as of April 1, 2015 are described below:

Name	Age	Position(s)
Bethany Mayer	53	President and Chief Executive Officer
Errol Ginsberg	59	Chief Innovation Officer
Dennis J. Cox	42	Chief Product Officer
Brent T. Novak	43	Chief Financial Officer
Alexander J. Pepe	53	Chief Operating Officer
Matthew S. Alexander	42	Senior Vice President, General Counsel, and Corporate Secretary
Ronald W. Buckly	63	Senior Vice President, Corporate Affairs
Walker H. Colston, II	54	Senior Vice President, Support
Raymond de Graaf	48	Senior Vice President, Operations
Hans-Peter Klaey	54	Senior Vice President, Global Sales
Christopher L. Williams	54	Senior Vice President, Human Resources

The Board appoints our executive officers, who then serve at the discretion of the Board. For information concerning Ms. Mayer and Mr. Ginsberg, see “Election of Directors - Nominees” above.

Mr. Cox joined Ixia in August 2012 in connection with the Company’s acquisition of BreakingPoint Systems, Inc. (“BreakingPoint”), a provider of application and security test solutions for converged IP and wireless networks. From August 2012 until May 2013, Mr. Cox served as Vice President, Security and Applications of BreakingPoint. In June 2013, Mr. Cox became Ixia’s Chief Product Officer and, in January 2015, Mr. Cox was designated as an executive officer in that position. Prior to the Company’s acquisition of BreakingPoint, Mr. Cox served as the Chief Technology Officer of BreakingPoint from August 2005 until August 2012.

Mr. Novak joined Ixia as Senior Director, Finance in April 2004. Mr. Novak served in that position until August 2006, at which time he became Vice President, Finance. Mr. Novak was appointed to the additional position of Acting Chief Financial Officer in March 2014 and served as Acting Chief Financial Officer and Vice President, Finance until September 2014, at which time he was appointed as Ixia’s Chief Financial Officer.

Mr. Pepe joined Ixia in June 2012 in connection with the Company’s acquisition of Anue Systems, Inc. (“Anue Systems”), a provider of converged IP and wireless network test and visibility solutions. From June 2012 until August 2013, Mr. Pepe served as Senior Vice President and General Manager of Anue Systems. In August 2013, he became Ixia’s Senior Vice President, Strategy. He served in that position until he was appointed as Ixia’s Chief Operating Officer in October 2013. Prior to the Company’s acquisition of Anue Systems, Mr. Pepe served as President and Chief Operating Officer of Anue Systems from September 2011 until February 2012, at which time he was appointed President and Chief Executive Officer of Anue Systems until its June 2012 acquisition by Ixia. Prior to joining Anue Systems, Mr. Pepe was the President of AIP Consulting LLC, a business consulting firm, from April 2011 until September 2011. From February 2005 until April 2011, Mr. Pepe served in various senior vice president positions at Freescale Semiconductor, a manufacturer of microcontrollers, microprocessors, and semiconductors, and was responsible for operations, manufacturing, procurement, and supply chain systems.

Mr. Alexander served as a consultant to Ixia from April 2009 until October 2009, at which time he joined the Company as Deputy General Counsel. Mr. Alexander was appointed to the additional position of Assistant Corporate Secretary in July 2014. He served in those positions until January 2015, at which time he was appointed Vice President, General Counsel, and Corporate Secretary of the Company. In February 2015, Mr. Alexander was appointed Senior Vice President, General Counsel, and Corporate Secretary of the Company. Mr. Alexander also worked at Ixia from October 2004 until July 2007, serving as our Senior Corporate Counsel from October 2004 until May 2007 and as our Assistant General Counsel from May 2007 until July 2007.

Mr. Buckly joined Ixia as Senior Vice President, Corporate Affairs and General Counsel in April 2007. He also served as the Company’s Corporate Secretary beginning at its formation in May 1997. Mr. Buckly, who resigned from the positions of General Counsel and Corporate Secretary in December 2014, currently serves as the Company’s Senior Vice President, Corporate Affairs.

Mr. Colston joined Ixia as Senior Director, Engineering Operations in June 2003. He served as the Company’s Vice President, Engineering Operations from June 2004 until November 2010 and was designated an executive officer in that position in June 2006. Mr. Colston served as the Company’s Vice President, Global Customer Delight from November 2010 until June 2013, at which time he became the Vice President, Support. Mr. Colston was appointed Senior Vice President, Support of the Company in February 2015.

Mr. de Graaf joined Ixia as Vice President, Operations in January 2008. He was appointed Senior Vice President, Operations of the Company in February 2015.

Mr. Klaey joined Ixia as Senior Vice President, Global Sales in March 2015. From July 2014 until February 2015, Mr. Klaey served as an advisor to Balluun AG, a technology provider for the trade show industry. From February 2011 until June 2014, Mr. Klaey served as HP’s Senior Vice President, Global Field Organization, HP Software. In that position, Mr. Klaey managed the worldwide sales, customer service, and customer support organization for the HP Software division. From September 1996 until September 2010, Mr. Klaey held several senior executive positions at SAP SE (“SAP”), a provider of enterprise application software, including the position of President, SAP Global Small and Midsize Enterprises, Direct & Indirect Channels and Inside Sales from August 2007 until September 2010. In that position, Mr. Klaey managed SAP’s small and midsize sales organization.

Mr. Williams joined the Company as Vice President, Human Resources in August 2008. He was appointed Senior Vice President, Operations of the Company in February 2015.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Introduction

This “Compensation Discussion and Analysis” describes the principles and objectives of our executive compensation program and contains a discussion and analysis of the compensation—including base salary, cash bonuses, equity incentives, and benefits—paid to our executive officers identified in the “Summary Compensation Table” beginning on page 49 of this proxy statement. The executive officers identified in the “Summary Compensation Table” included in this proxy statement are collectively referred to as our “named executive officers.” For 2014, our named executive officers are:

Named Executive Officer	Current Title
Bethany Mayer	President and Chief Executive Officer
Errol Ginsberg	Chief Innovation Officer(1)
Brent T. Novak	Chief Financial Officer
Thomas B. Miller	Former Chief Financial Officer
Alexander J. Pepe	Chief Operating Officer
Raymond de Graaf	Senior Vice President, Operations
Christopher L. Williams	Senior Vice President, Human Resources

(1)	During 2014, Mr. Ginsberg also served as our Acting Chief Executive Officer until Ms. Mayer’s appointment as President and Chief Executive Officer on September 16, 2014.

Additional information regarding our named executive officers (other than our former Chief Financial Officer, Mr. Miller) and the position(s) they held with the Company during 2014 is set forth above under “Executive Officers” beginning on page 18 of this proxy statement.

The remainder of this “Compensation Discussion and Analysis” is divided into the following sections:

Executive Summary	page 21
2014 Company Performance	page 21
Pay-for-Performance Alignment	page 22
CEO Compensation	page 25
Key Changes to Compensation Practices	page 26
Shareholder Advisory Vote on Executive Compensation	page 27
Compensation Philosophy and Objectives	page 28
Compensation Process	page 28
Compensation Components	page 31
Base Salary	page 31
Cash Bonuses	page 33
Equity Incentives	page 37
Severance and Change-in-Control Benefits	page 45
Other Benefits	page 46
Risk Assessment	page 47
Deductibility of Compensation	page 48

Executive Summary

2014 Company Performance

Ixia faced two major challenges in 2014, and we have responded to both. One challenge related to the market for our products. During the year, spending by certain of our service provider and network equipment manufacturer (NEM) customers decreased significantly. In response, we initiated a company-wide restructuring plan in August 2014 to better align our costs with our business opportunities. We also worked to offset the spending reductions by those service provider and NEM customers with increased sales to our enterprise customers.

The second challenge related to our financial reporting. In February 2014, our Audit Committee concluded an internal investigation that had commenced in connection with the October 2013 departure of our former President and Chief Executive Officer, Victor Alston. Based on the results of that investigation and the Company’s own internal accounting review, we determined in April 2014 that the Company needed to restate its financial statements for the first and second fiscal quarters of 2013. The investigation, accounting review, restatement, and certain other matters delayed the filing of several of our periodic reports with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013, March 31, 2014, and June 30, 2014. In June 2014, Ixia completed the restatement of its financial statements for the first and second fiscal quarters of 2013, filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and filed its 2013 Form 10-K. In September 2014, Ixia filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and thereby became current in its SEC filings.

Also in September 2014, we hired Bethany Mayer, the former Senior Vice President and General Manager of HP’s Network Functions Virtualization (NFV) business unit, as our new President and Chief Executive Officer. Ms. Mayer was hired following the conclusion of a thorough search process during which time Errol Ginsberg, who is one of the Company’s founders as well as its Chairman of the Board and Chief Innovation Officer, served as our Acting Chief Executive Officer.

Primarily due to the challenges discussed above, the Company’s financial performance for the full year of 2014 was below the expectations that we had set before the beginning of the year. The Company’s 2014 revenue was lower than expected due primarily to lower sales to certain of our key service provider and NEM customers. Also, the Company’s 2014 operating expenses exceeded the Company’s original expectations primarily due to restructuring activities, legal and other professional services fees relating to restatement activities and investigations, and shareholder litigation.

Ixia’s revenue for 2014 totaled $464.5 million. This amount included an aggregate of $59.0 million of revenue from Net Optics, Inc. (“Net Optics”), which was acquired by the Company in December 2013. When compared to Ixia’s 2013 revenue of $467.3 million (which included an aggregate of $4.8 million of post-acquisition revenue from Net Optics), Ixia’s 2014 revenue decreased from 2013 revenue by approximately 0.6%. The Company reported a GAAP net loss for 2014 of $41.6 million, or $0.54 per diluted share, as compared to GAAP net income for 2013 of $11.9 million, or $0.15 per diluted share. The Company generated $38.1 million in cash from operations in 2014, representing a 56.0% decrease compared to cash from operations in 2013, and ended the year with approximately $126.2 million in cash, cash equivalents, and investments. The Company generated $86.5 million in cash from operations in 2013 and ended 2013 with approximately $85.7 million in cash, cash equivalents, and investments.

Although Ixia’s financial performance for the full year of 2014 was below its expectations, the Company did achieve sequential revenue growth and improve its profitability in the third and fourth quarters of 2014.

Pay-for-Performance Alignment

The driving principles of our executive compensation program are to provide our executive officers with a competitive compensation opportunity and with actual earned compensation that is closely tied to the Company’s actual financial performance. Ixia’s performance for the full year of 2014 did not meet our expectations, and this shortcoming was reflected in the compensation actually delivered to our executive officers for 2014. Notable highlights of the 2014 compensation program were:

•

Ixia’s executive officers did not receive any annual cash bonuses for 2014 under the Company’s 2014 Senior Officer Bonus Plan (the “2014 Bonus Plan”) because the Company did not achieve the minimum level of financial performance required for the payment of bonuses.

•

The performance-based equity incentives awarded to our executive officers in 2013, which were tied to the Company’s financial performance in both 2013 and 2014, were not earned, will not vest, and were forfeited in their entirety because the Company fell short of the pre-established performance goal.

•

As of the end of 2014, the value of many of the unvested and/or unexercised equity incentives granted to our named executive officers prior to 2014 had declined significantly since the awards’ respective grant dates due to the decline in our stock price. Many of these prior year equity incentives had no intrinsic value at such time because they are stock options with exercise prices above our stock’s market price. The Company did not take any compensation action in response to this fact, viewing the result as a natural self-adjusting mechanism for alignment of compensation and performance.

•

Excluding Ms. Mayer, who was recruited to the Company from another employer to be our President and Chief Executive Officer beginning in September 2014, 2014 target total direct compensation—consisting of annual base salary, target bonus opportunity, and the grant value of equity incentives—for our named executive officers for whom peer group data on total direct compensation is available (i.e., Messrs. Ginsberg, Pepe, and Novak) was below the median for officers holding similar positions in our peer group, and ranged from the 25th to the 45th percentile.

•

For Messrs. Ginsberg, de Graaf, and Williams, each of whom was an executive officer in both 2013 and 2014, actual 2014 cash compensation, consisting only of salary because they did not earn 2014 bonuses, was between 12% and 38% below their respective median benchmarks (based on survey data) and was lower than such officers’ actual 2013 cash compensation (consisting of salary and bonus) by an average of 19%.

•	For Messrs. Ginsberg, de Graaf, and Williams, the grant date value of 2014 equity awards was reduced by between 15% and 60% compared to 2013, with an average reduction of 43%.

•

In addition, for Messrs. Ginsberg, de Graaf, and Williams, 2014 actual total direct compensation—consisting of annual base salary, bonuses (if any) actually paid, and the grant date value of equity incentive awards—decreased an average of 41% from 2013 actual total direct compensation.

•

We provided Ms. Mayer with a competitive cash and equity compensation package that we believe was necessary to induce her to leave her former employer, HP, to join the Company as our new President and Chief Executive Officer. Ms. Mayer’s compensation included one-time 2014 “make whole” cash bonuses of (i) $500,000 to partially compensate her for certain compensation she forfeited by leaving HP and (ii) $2,686,206 to compensate her for the value of certain unvested HP equity incentives that she forfeited by leaving her former employer.

•

We suspended the equity grant program for our executive officers until the fiscal fourth quarter of 2014, after the Company had completed its June 2014 restatement of certain prior period financial statements and had become current in its filings with the SEC in September 2014. When the Company resumed its equity grant program for its executive officers in the fourth quarter of 2014, the Company did not grant performance-based equity incentives because the 2014 performance period was almost over. However, the Company resumed making performance-based equity grants in February 2015.

The strong correlation between executive pay for 2014 and Company performance is attributable, in part, to the challenging goals set by our Compensation Committee (the “Committee”) in connection with the variable components of our executive officers’ compensation packages (i.e., annual cash bonus opportunities and performance-based equity awards). Those goals required significant growth in the Company’s financial performance in order for our executive officers to earn such incentive compensation. The Company did not re-set goals or expectations during 2014, either in connection with the accounting restatement or changes in customer demand, and has paid, or has failed to pay, incentive compensation pursuant to these incentive awards according to the original, pre-established financial performance goals.

The Committee set the goals under our 2014 Bonus Plan with an expectation of considerable growth over 2013. Our 2014 Bonus Plan contained both revenue and operating income goals, and those goals reflected an annual growth rate at approximately the 70th percentile of the growth rates for our peers at the time such goals were set. The goals were set prior to the reduction in demand by certain of our service provider and NEM customers. The revenue goal for 2014 reflected approximately a 21% increase over the Company’s 2013 actual revenue, and the operating income goal reflected approximately a 28% increase over the Company’s 2013 actual operating income. Also, the 2014 Bonus Plan contained minimum operating income and revenue thresholds, below which no bonuses would be paid. Neither the minimum thresholds nor the goals were changed after they were set by the Committee. We did not meet the minimum operating income threshold, so no annual cash bonuses were paid to our executive officers under our 2014 Bonus Plan even though we exceeded the minimum revenue threshold. As discussed elsewhere in this “Compensation Discussion and Analysis,” for 2014 the Company provided (i) one-time, “make whole” cash bonuses to our new President and Chief Executive Officer, Ms. Mayer, to partially compensate her for compensation and equity incentives that she forfeited by leaving her former employer, HP, to join Ixia, and (ii) a discretionary bonus of $50,000 to our new Chief Financial Officer, Brent Novak, to recognize his significant efforts and leadership in connection with the Company’s June 2014 restatement of its financial statements for the first and second quarters of 2013 and the filings of the Company’s delinquent periodic reports with the SEC in June and September 2014. Mr. Novak, who was not the Company’s Chief Financial Officer during the period for which our financials were restated, served as Acting Chief Financial Officer in overseeing our 2014 restatement.

The Committee also set a challenging financial performance goal for the performance-based equity awards that were granted to our executive officers in 2013. The two-year performance period for these awards ended at the close of 2014. Those awards were restricted stock units to be earned based upon the Company’s financial performance in both 2013 and 2014. Specifically, the 2013 performance-based equity awards were to be earned based upon the Company’s achievement of a two-year cumulative adjusted operating income per weighted average shares outstanding (as described in more detail below). The target amounts of such awards would only be earned if the Company achieved considerable growth in operating income (as determined in accordance with the terms of the awards) for the 2013 and 2014 fiscal years when compared to the Company’s actual performance for 2011 and 2012. The goal was set 72% higher than the goal previously set by the Committee for similar performance-based equity awards granted to our executive officers in 2012 for the 2012-2013 performance period. The Company did not achieve the performance goal that the Committee set with respect to the performance-based equity awards granted to our executive officers in 2013, nor did the Company achieve the threshold level of performance required to earn any restricted stock units under the award. As a result, our executive officers did not earn any portion of these equity incentive awards, and no compensation has been or will be realized by our named executive officers with respect thereto.

The strong correlation between executive compensation and Company performance is also attributable, in part, to the Company’s use of equity incentives—including restricted stock units and stock options—that vest over a period of time. As of the end of 2014, the values of a large percentage of the then outstanding unvested and/or unexercised equity incentives granted to our named executive officers prior to 2014 had decreased significantly as compared to the value of those incentives at the time of grant. This decrease was due to the decline in the Company’s stock price that has occurred since the dates of grant. For example, as of the end of 2014, a significant portion of the stock options granted to our named executive officers in years prior to 2014, including all options granted in 2011, 2012, and 2013, were “underwater” (i.e., they had exercise prices above the market price for our stock at the end of 2014). Consequently, those stock options had no intrinsic value as of the end of 2014. Long-term equity incentive awards make up a substantial portion of our named executive officers’ compensation packages, so these declines in equity value have significantly reduced the total amount of compensation that is potentially realizable by our named executive officers. The Company did not take any compensation action as a result of the reduction in realizable compensation, viewing it as a pay-for-performance adjustment that is built into the program.

Consistent with the Company’s core compensation philosophy of pay-for-performance, the Committee considered the Company’s year-to-date financial performance when deciding upon 2014 base salaries and equity incentive awards for the Company’s executive officers. At the time of such decisions, the Company’s year-to-date financial performance was below expectations. The Company’s year-to-date financial performance was an important factor in the Committee’s decision to limit the number and size of base salary increases for our named executive officers. Those salary decisions, in combination with the Company’s stock price at the time the Committee granted equity incentives to our named executive officers and the challenging goals set under our 2014 Bonus Plan, resulted in the 2014 total direct compensation for our named executive officers who did not join or leave the Company in 2014 and for whom peer group data on total direct compensation is available (i.e., Messrs. Ginsberg, Pepe, and Novak) to be between the 25th and 50th percentile for officers holding similar positions at companies in our peer group. For purposes of the foregoing comparison, Mr. Ginsberg’s 2014 compensation is compared to the 2014 compensation of officers holding positions comparable to that of Chief Innovation Officer. During 2014, however, Mr. Ginsberg also served for over eight months in the additional position of Chief Executive Officer. Mr. Ginsberg’s total direct compensation for 2014 falls below the 10th percentile compared to other Chief Executive Officers in our peer group.

CEO Compensation

Ms. Mayer’s 2014 total direct compensation levels reflect a one-time inducement package provided in connection with her September 2014 appointment as our President and Chief Executive Officer, rather than a package for internal incumbents. Ms. Mayer’s 2014 inducement compensation program does not continue in 2015 or beyond. The Committee chose the components and amounts of Ms. Mayer’s 2014 compensation package in order to attract Ms. Mayer from another well-established and larger technology company to join Ixia during a challenging year for the Company. The Company wished to incentivize Ms. Mayer to join Ixia because of her skills, qualifications, and substantial experience in technology companies, including as the then-current Senior Vice President and General Manager of HP’s Network Functions Virtualization business unit and as the former Senior Vice President and General Manager of HP’s Networking Business unit.

The Committee decided upon Ms. Mayer’s 2014 compensation taking into account the factors discussed above and after consulting with its independent compensation consultant, FWC. Ms. Mayer’s 2014 new hire compensation package included: (a) a $650,000 annual base salary; (b) a “make whole” sign-on guaranteed cash bonus for 2014 of $500,000 to match the approximate value of 2014 cash bonuses forfeited at her previous employer as a result of her leaving HP to join Ixia (we have not guaranteed Ms. Mayer any bonuses in years after 2014); (c) a “make whole” sign-on cash bonus to replace the estimated in-the-money value (i.e., $2,686,206) of unvested HP equity incentives that Ms. Mayer forfeited by leaving her position at HP and that, had she remained at HP, would have vested on or before December 31, 2014; (d) a grant of 700,000 non-qualified stock options with a four-year vesting period; (e) up to 20 roundtrip flights between California’s Bay Area and Southern California to allow Ms. Mayer to commute between her home in the Bay Area and the Company’s headquarters in Southern California; and (f) participation in the Company’s benefit programs that are generally available to the Company’s executive officers. If, prior to October 1, 2015, Ms. Mayer voluntarily terminates her employment with Ixia or is terminated for “cause” (as defined in the Ixia Officer Severance Plan (As Amended and Restated effective January 1, 2009), as amended), then her one-time bonus in the amount of $2,686,206 is subject to forfeiture on a pro-rata basis based on the actual number of months of Ms. Mayer’s service to Ixia.

Ms. Mayer’s sign-on compensation is viewed as a one-time event, and the one-time new hire equity grant was not substantially higher than the 75th percentile for annual equity grants to CEOs in our peer group. The Company believes that the grant is within a reasonable range for grants to externally recruited Chief Executive Officers that are hired into companies that are performing below their own expectations.

The combination of Ms. Mayer’s annualized base salary, guaranteed bonus, and stock option grant placed her annualized 2014 total direct compensation at the 80th percentile for chief executive officers in our peer group. The foregoing excludes the 2014 make-whole bonus in the amount of $2,686,206 paid to Ms. Mayer for the value of certain forfeited HP equity awards but, as noted, includes a guaranteed $500,000 cash bonus for 2014 that was also in the nature of a “make-whole” award and was intended to compensate Ms. Mayer for certain HP compensation that she forfeited by leaving HP to join Ixia.

We expect that Ms. Mayer’s 2015 reported total direct compensation will decline significantly from the 2014 new-hire level because we will not compensate her for forfeited HP equity awards and bonuses, and her compensation will not include an equity incentive grant that is set at a “new hire” inducement level. Beginning in 2015, Ms. Mayer is part of the regular performance-based ongoing compensation program at Ixia. As is the case in 2015 for Ixia’s other executive officers, Ms. Mayer will not have a guaranteed bonus for 2015, and over 50% of the value of her February 2015 equity compensation grants is subject to performance contingencies.

During the past three years, the total direct compensation for the Company’s Chief Executive Officer position has been reported at levels that were above the median for our peer group of companies. The positioning at that level, however, is largely due to the fact that four different individuals have served as our Chief Executive Officer during that three-year period, which has resulted in atypical compensation decisions as there were a series of new hires or internal promotions. The 2012 compensation previously disclosed for our former President and Chief Executive Officer, Atul Bhatnagar, and the 2012 and 2013 compensation previously disclosed for our former President and Chief Executive Officer, Mr. Alston, includes the grant date value of long-term equity incentive awards. Mr. Alston’s award for 2012 also included a one-time promotion grant amount that increased the historical value of his compensation above the normal annual grant level. For both Mr. Bhatnagar and Mr. Alston, the equity grant values reported were not fully realized because unearned and unvested awards were forfeited upon termination of employment, with the exception of the 12-month accelerated vesting benefit provided to Mr. Bhatnagar under the formulaic terms of the Ixia Officer Severance Plan (As Amended and Restated effective January 1, 2009), as amended (the “2009 Severance Plan”). Mr. Bhatnagar’s reported 2012 compensation was further affected by his receipt of cash severance compensation under the 2009 Severance Plan in connection with the termination of his employment. Mr. Alston, who resigned in October 2013, was not provided with any severance or vesting acceleration upon termination of his employment. After Mr. Alston resigned, Mr. Ginsberg served temporarily as the Company’s Acting Chief Executive Officer from October 2013 to September 2014, and his compensation for that period was temporarily increased because he was serving in that additional role. When Ms. Mayer joined us as our President and Chief Executive Officer in September 2014, Mr. Ginsberg’s 2014 compensation was reduced to its level prior to his service as Acting Chief Executive Officer.

Key Changes to Compensation Practices

For 2014, our Committee made the following principal changes to components of our executive officer compensation program (in addition to certain other changes):

•

The Committee substantially increased the 2014 target revenue and adjusted operating income goals for our 2014 Bonus Plan in comparison to the Company’s actual revenue and adjusted operating income for 2013. Those increases are discussed in Pay-for Performance Alignment above.

•

The Committee included both a revenue threshold and an operating income threshold in our 2014 Bonus Plan, and the Company was required to exceed both thresholds in order for executive officers to be paid an annual cash bonus under the 2014 Bonus Plan. The 2013 annual bonus plan covering our executive officers (the “2013 Bonus Plan”) contained only an operating income threshold.

•

Annual cash bonuses under our 2014 Bonus Plan were based completely upon our achievement of corporate financial goals whereas, under our 2013 Bonus Plan, 25% of the annual bonus opportunity for each participant other than our Chief Executive Officer and Chief Innovation Officer was based upon specific goals for that individual.

•

The Committee temporarily suspended the award of equity incentives as a result of the Company’s delayed filing of certain of its periodic reports with the SEC and the June 2014 restatement of certain of its financial statements. At the time of our 2014 grants to executive officers, which were made after the Company became current in its filings, there was too little time remaining in the year to set meaningful 2014 performance goals, and the Company had not yet completed its strategic planning for 2015. Accordingly, the Committee did not grant performance-based equity incentives to its executive officers in 2014. However, the Committee promptly resumed the use of performance-based equity incentives in 2015, using the same two-year cumulative weighted average adjusted operating income per share measure as had been used for performance-based equity in previous years.

As discussed above, the Company was delinquent with certain of its SEC filings in 2014 as the result of an internal investigation and accounting review, activities related to our June 2014 restatement, and other matters. The Committee decided that it should not consider the grant of 2014 equity incentives to its executive officers until after the Company was once again current with its SEC filings. When the Company became current with those filings in September 2014, the Committee decided that it should not grant any performance-based equity incentives to executive officers that would be earned based upon, in whole or in part, the Company’s financial performance for the 2014 fiscal year, because over nine months of that year had already elapsed. Accordingly, the Committee granted only time-based stock options in making its annual and new hire grants of equity incentives to executive officers in 2014. The Committee chose to grant only stock options as part of its 2014 annual program, and not restricted stock units, because stock options ensure that compensation is only realized if the Company improves its stock price and increases shareholder value, which is consistent with our pay-for-performance philosophy. As discussed below, the Committee also awarded restricted stock units to two of our named executive officers in connection with promotions pursuant to which they first became executive officers of the Company.

Although the Committee did not grant performance-based equity incentives in 2014, it continues to consider such awards to be an important part of its executive compensation program, and the Committee resumed the practice of granting performance-based equity incentives to executive officers in February 2015. Consistent with 2013, the performance-based equity incentives granted in February 2015 to executive officers are performance-based restricted stock units. The performance-based equity incentives granted to our executive officers in February 2015 constituted approximately 51% of the value of the 2015 equity incentives that have been granted to them as of the date of this proxy statement (the remaining equity incentives that have been granted to those individuals in 2015 consist of time-based stock options). Achievement of the performance goal for those 2015 performance-based equity incentives is determined based upon the Company’s combined two-year adjusted operating income per weighted average share performance as explained in more detail under Equity Incentives below, which is the same type of measure that Ixia used in 2013 for similar awards. Based on data provided by the Committee’s independent compensation consultant, we believe the mix of the 2015 equity incentives that has been granted to our executive officers as of the date of this proxy statement is more performance-oriented than the typical mix at our peer group. The Committee continued using the 2013 performance equity design in 2015 based on its belief that the payout of awards using the design has aligned with actual performance. The 2015-2016 performance goal is viewed as rigorous, and whether and the extent to which the 2015-2016 performance-based awards may be earned is uncertain.

Shareholder Advisory Vote on Executive Compensation

At our annual meeting of shareholders in July 2014, we held a non-binding advisory shareholder vote on the compensation paid to our named executive officers for 2013 (commonly referred to as a “say-on-pay” vote). At that meeting, a substantial majority of our shareholders (i.e., holders of approximately 97% of our shares voting on the proposal at the meeting) approved the executive officer compensation program described in our proxy statement for the 2014 annual meeting. The Committee viewed this result as an affirmation of the Committee’s approach to executive compensation and decided that it was not necessary to implement significant changes to our compensation program as a result of the shareholder advisory vote. However, as discussed in this “Compensation Discussion and Analysis,” the Committee provided certain additional one-time compensation to our new Chief Executive Officer in order to incentivize her to leave HP and join Ixia. Also, as discussed above in Key Changes to Compensation Practices, the Committee temporarily postponed the use of performance-based equity incentives as a result of the delay in the Company’s 2014 annual grant program for its executive officers.

Based on the voting results at our 2011 annual meeting of shareholders with respect to the frequency of shareholder votes on executive compensation, the Board decided that Ixia would hold an advisory vote on the compensation program for named executive officers at each annual meeting of shareholders. Shareholder votes on the frequency of shareholder votes on executive compensation are required to be held at least once every six years, so we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

Compensation Philosophy and Objectives

The core philosophy of our executive officer compensation program continues to be pay-for-performance. We maintain the integrity of our pay-for-performance philosophy through financial goal-setting that is challenging and through payment of a meaningful portion of compensation that is contingent upon the achievement of pre-set goals and/or that only has realizable value if our stock price appreciates. Our executive officer compensation program emphasizes performance-based cash bonuses and equity incentives over fixed cash and other forms of compensation. The compensation program’s principal objectives are to:

•	provide competitive compensation to ensure our success in attracting, motivating, and retaining highly-qualified, experienced individuals to manage and lead our Company;

•	link our executives’ short-term cash incentives to the achievement of measurable Company financial performance goals;

•	link a majority of our executives’ long-term incentives to our stock price performance and, in 2013 and 2015, to the achievement of measurable Company financial performance goals;

•	align our executives’ interests with the long-term interests of our shareholders; and

•	reward our executives for creating shareholder value, including by improving our stock price performance.

Compensation Process

Our Board has delegated to our Committee the responsibility for determining, administering, and overseeing the compensation program for our executive officers, including compensation and benefit plans and practices. Under our Committee’s Charter, the Committee is responsible for approving the base salaries, bonus opportunities, equity incentive awards, and other compensatory terms of each executive officer’s employment with the Company, approving and administering cash bonus plans for our executive officers, recommending to our Board the terms of our equity-based incentive plans and severance plans, and administering our equity incentive plans. The Committee periodically reports to our Board on executive officer compensation matters, and Board members and executive officers, including our Chief Executive Officer and, when appropriate, other Company officers, are from time to time invited to attend Committee meetings.

The members of our Committee currently are Ms. Hamilton (Chair), and Messrs. Asscher and Fram, all of whom qualify as independent directors under Nasdaq listing standards and satisfy applicable standards of independence under federal securities and tax laws. Our Committee meets quarterly on a regular basis and holds additional meetings from time to time as needed to perform its duties, such as granting equity awards. As noted above, our Committee consults with its independent compensation consultant, FWC, and from time to time confers with our independent directors who are not on the Committee (if any), before setting the annual compensation for our executive officers.

Ms. Mayer and Mr. Ginsberg are executive officers of the Company and also serve as members of our Board, but neither participates in discussions or decisions of our Board or of the Committee regarding the setting of his or her own compensation. Each of Ms. Mayer, as our President and Chief Executive Officer, and Mr. Ginsberg, as our Acting Chief Executive Officer until September 2014 and in his role as Chairman of the Board thereafter, participated in discussions of the Board and the Committee, and made recommendations to the Board and to the Committee, with respect to specific 2014 compensation for other executive officers. Mr. Williams, our Senior Vice President, Human Resources, also from time to time participates in discussions of the Board and the Committee concerning the compensation of executive officers other than himself. The Committee also periodically meets in executive session without Ms. Mayer, Mr. Ginsberg, Mr. Williams, or any other member of the Company’s management present.

Since November 2009, the Committee has retained FWC as an independent compensation consultant to render advisory services to the Committee with respect to the Company’s executive officer compensation program. Specifically, the Committee has retained FWC to annually conduct an independent review and assessment of the Company’s executive officer compensation program, advise the Committee regarding the competitiveness of our executive officer compensation program, provide industry and peer group compensation information for executive officers, and advise the Committee with respect to executive compensation practices, trends, regulatory matters, and external market factors, as well as with respect to relative comparisons of peer company performance.

FWC assisted the Committee in designing its performance-based compensation philosophy, evaluating and structuring compensation for the Company’s executive officers, providing information concerning competitive compensation levels and mix (for example, the proportion of salary, bonus, and equity compensation included in an officer’s total compensation package), and setting compensation levels for our executive officers in 2014.

Our Committee considers and uses information gathered from a peer group of companies to determine the appropriate compensation levels for each component of our executive officers’ compensation packages. The Committee also uses peer group information to evaluate and structure our executive compensation practices and programs. Our peer group consists primarily of technology companies in the network products and services and/or telecommunications sectors, and that have annual revenues and market capitalizations similar to Ixia. In 2014, when relevant compensation information for a particular executive position was not available in our peer group data, the Committee supplemented that peer group data with information from technology company survey data. The use of peer group and survey data helps the Committee evaluate the competitive positioning of our compensation arrangements for our executive officers, assists the Committee in establishing certain compensation targets, and helps to serve as a point of reference in structuring our executive officer compensation packages. However, the Committee does not target a specific pay percentile for our executive officers in comparison to peer group or survey data.

With the assistance of our compensation consultant, our Committee determines the members of our peer group of companies. For purposes of our 2014 compensation program, our peer group comprised 16 companies in the high technology industry (i.e., U.S.-based networking, software, and communications equipment companies), including many companies with which Ixia competes for executive talent. In September 2013, our Committee selected the following companies to comprise our peer group for 2014:

ACI Worldwide	Finisar	NetScout Systems
ADTRAN	Fortinet	Riverbed Technology
Arris Group	Harmonic	Sonus Networks
Aruba Networks	Infinera	Tellabs
Emulex	Interdigital
Extreme Networks	NETGEAR

Our Committee, with the assistance of its independent compensation consultant, typically reviews our peer group companies at least annually and from time to time adds or removes members of our peer group to take into account changes in revenues, operating income, and/or market capitalization of our peer group companies and of Ixia and other relevant factors. In July 2014, the Committee commenced its annual review of our peer group and, in December 2014 and as a consequence of that review, removed Tellabs from our peer group because it had been acquired, and removed Arris Group based on its substantially higher revenues following its acquisition of another company. The Committee also then added to our peer group Qlogic and Compuware because the Committee considered both companies’ market capitalization, revenue size, and other relevant metrics (e.g., operating income) to be in line with those of Ixia and because the Committee determined that there was similarity in the industry, pay models, and executive talent pool compared to Ixia.

Our Committee used information for our 2014 peer group (i.e., the peer group in effect prior to December 2014) in setting 2014 base salaries for Messrs. Ginsberg, Pepe, and Novak, in establishing the 2014 cash bonus opportunity for Mr. Novak, in structuring our 2014 Bonus Plan, and in approving annual equity incentive awards (in the case of Messrs. Ginsberg, Pepe, and Novak) and promotion-related equity incentive awards (in the case of Messrs. Pepe and Novak). The 2014 peer group was also referenced by the Committee when setting the compensation provided to our current President and Chief Executive Officer, Ms. Mayer, in connection with her appointment to those positions in September 2014, although the primary driver in those decisions was her compensation at her previous employer and the amount required to recruit her to join Ixia.

In addition to survey data and peer group information, when determining compensation for our executive officers, our Committee considers an executive officer’s individual responsibilities and performance, how those responsibilities compare to those of our other executive officers, whether, based on responsibilities and performance, there is internal relative pay equity among our executive officers, and the value of the executive officer’s existing equity incentive awards.

Compensation Components

The principal components of our executive officer compensation program continue to be:

•	base salary;

•	short-term or annual incentives in the form of cash bonuses;

•	long-term equity incentives in the form of stock options and restricted stock units;

•	severance and change-in-control benefits; and

•	other benefits, such as health and disability insurance, a 401(k) plan, and life insurance.

Our executive officer compensation program incorporates these components because our Committee considers the combination of these components to be necessary and effective in order to provide a fair and competitive total compensation package to our executive officers and to meet the other principal objectives of our executive compensation program. For each executive officer, our goal is to provide him or her with a reasonable, guaranteed base salary, and then to accomplish near- and long-term motivational and retention objectives with annual bonus opportunities and equity incentive compensation.

Each component of our executive officer compensation program is discussed below.

Base Salary

Overview. Our Committee is responsible for setting and approving base salaries for all executive officers, including our named executive officers. We view base salaries as an opportunity for executive officers to earn a portion of their cash compensation for the services they perform that is not subject to the risk of the Company’s financial performance.

In determining base salaries (including any subsequent adjustments thereto), our Committee reviews each executive officer’s base salary and considers base salary and other compensation information that is available from our peer group and, for those positions for which peer group data are not available, from survey data for companies in a similar industry and with similar revenue. The Committee also takes into account each officer’s position, scope of responsibilities, experience, qualifications, skills, and individual contributions and performance, as well as the other components of an officer’s compensation package (e.g., bonus opportunity and equity incentives), our need to hire or retain a specific individual, internal relative pay equity, competitive conditions, our financial results and condition, and our growth in revenues and earnings.

The Committee generally positions our executive officer’s base salaries at or slightly above the median of base salaries payable to executive officers at comparable companies according to peer group information or survey data. However, other relevant personal factors, such as past or expected future role, past performance, or individual experience and expertise, may cause the Committee to set a particular executive officer’s base salary higher or lower. The Committee annually reviews and adjusts, as it deems appropriate, the base salaries of our executive officers.

2014 Base Salaries. On various dates throughout 2014, the Committee set or adjusted the annual base salary of each named executive officer (other than Mr. Miller, who resigned as an officer prior to the 2014 salary decisions). In July 2014, the Committee set the annual base salary payable to Mr. Novak, effective as of his March 3, 2014 appointment as Acting Chief Financial Officer. In May, 2014 and as part of its annual salary review, the Committee set the base salaries payable to Messrs. Ginsberg, Pepe, de Graaf, and Williams, effective as of April 1, 2014. In August 2014, the Committee approved the annual base salary payable to Ms. Mayer effective upon her hire as our new President and Chief Executive Officer. And in November 2014, the Committee adjusted Mr. Novak’s base salary, effective November 10, 2014, in recognition of his September 2014 appointment as our Chief Financial Officer. The table below sets forth the annual base salaries established for each of our named executive officers in 2013 and 2014, as well as the percentage (if any) by which 2013 base salaries increased in 2014.

Named Executive Officer	2013 Base Salary		2014 Base Salary		% Increase of 2014 Base Salary over 2013 Base Salary
Bethany Mayer	N/A	(1)	$650,000		N/A
Errol Ginsberg	$445,000	(2)	445,000	(2)(3)	0.0%
Brent T. Novak	N/A	(4)	335,000	(5)	N/A
Thomas B. Miller	330,000		330,000	(6)	N/A (6)
Alexander J. Pepe	360,000	(7)	360,000		0.0%
Raymond de Graaf	300,000		305,000		1.7%
Christopher L. Williams	265,000		270,000		1.9%

(1)	Ms. Mayer commenced her employment with the Company on September 16, 2014.
(2)

From October 2013 until September 2014, Mr. Ginsberg’s annual base salary was increased to $560,000 in connection with his serving during that period in the additional position of Acting Chief Executive Officer.

(3)

Effective September 16, 2014, when Mr. Ginsberg ceased to serve as Acting Chief Executive Officer, his 2014 annual base salary was decreased to $445,000, which was his 2013 annual base salary as Chief Innovation Officer prior to his October 2013 appointment to the additional position of Acting Chief Executive Officer.

(4)	Mr. Novak was first appointed as an executive officer of the Company on March 3, 2014.
(5)

Effective March 3, 2014, in connection with his appointment as Acting Chief Financial Officer, Mr. Novak’s annual base salary was increased to $300,000. Effective November 10, 2014, in connection with Mr. Novak’s September 2014 appointment to the position of Chief Financial Officer, Mr. Novak’s annual base salary was increased to $335,000.

(6)	Mr. Miller resigned as Chief Financial Officer in March 2014 prior to the Company’s annual consideration of changes to our executive officers’ base salaries.
(7)

Effective October 24, 2013, Mr. Pepe was appointed as the Company’s Chief Operating Officer and, in that capacity, became an executive officer of the Company. His annual base salary was set at $360,000, effective as of the date of his appointment.

In connection with Ms. Mayer’s appointment as our President and Chief Executive Officer in September 2014, the Committee set her annual base salary at a level that the Committee believed was necessary to attract Ms. Mayer to leave a long-term employer and join Ixia during a challenging year for the Company.

Mr. Ginsberg, our Chairman of the Board and Chief Innovation Officer, served as our Acting Chief Executive Officer from October 2013 to September 2014. In connection with Mr. Ginsberg’s appointment as our Acting Chief Executive Officer, and in consideration of the significant additional responsibilities related to that role, in October 2013, the Committee increased Mr. Ginsberg’s base salary from $445,000 to $560,000 until such time as a new Chief Executive Officer was appointed. When Ms. Mayer was appointed as our President and Chief Executive Officer in September 2014, Mr. Ginsberg’s base salary was reduced back to $445,000. Mr. Ginsberg’s temporary base salary of $560,000 was at approximately the 45th percentile of base salaries for Chief Executive Officers in our peer group of companies, and his 2014 base salary of $445,000 as Chief Innovation Officer is at approximately the 55th percentile of base salaries for similarly situated executive officers in our peer group of companies.

Mr. Novak’s base salary was increased in July 2014 in connection with and effective as of his March 2014 promotion to Acting Chief Financial Officer, and was further increased in November 2014 in connection with his September 2014 appointment as Chief Financial Officer. Mr. Novak’s base salary that was set in November 2014 was at approximately the 20th percentile of base salaries for Chief Financial Officers at our peer group of companies. The Committee set Mr. Novak’s 2014 base salary below the median salary for similarly situated executives at our peer group of companies primarily due to the fact that, prior to his March 2014 appointment as the Company’s Acting Chief Financial Officer, Mr. Novak had not served as the principal financial officer of a public company.

In May 2014, the Committee conducted its annual review of the base salaries of our executive officers other than Ms. Mayer, who had not yet joined the Company, and Mr. Novak, because he was new to the position of Acting Chief Financial Officer and the Committee had not yet determined an appropriate base salary amount. The only named executive officers who received base salary increases at that time were Mr. de Graaf and Mr. Williams, who each received a base salary increase of less than two percent over his 2013 base salary. The Committee did not increase the 2014 annual base salaries of Messrs. Ginsberg and Pepe. The Committee chose to limit the number and size of base salary increases for our named executive officers in 2014 largely because the Company’s 2014 year-to-date financial performance was below our expectations.

Cash Bonuses

Overview. Our Committee believes that a significant portion of each executive officer’s annual cash compensation should be variable and paid in the form of a cash bonus that is directly tied to and rewards the achievement of the Company’s financial performance goals. The rationale is to promote revenue and operating income growth that creates shareholder value. Revenue growth and operating income growth are viewed as measures for assessing efficient and profitable business operations that are within the control of the Company’s management team. Each executive officer’s annual bonus opportunity varies based on the officer’s position and responsibilities. Generally, the higher the position and the level of responsibility that an executive officer has, the greater the percentage of that officer’s target total cash compensation that consists of an opportunity to earn an incentive cash bonus.

One-Time CEO Bonuses. Under the terms of Ms. Mayer’s employment offer letter agreement with the Company, Ms. Mayer was guaranteed and paid a bonus of $500,000 for 2014 in lieu of being eligible to earn a bonus under the 2014 Bonus Plan. Ms. Mayer did not commence employment until September 2014, when a majority of the 2014 Bonus Plan performance period was complete. The bonus was in the nature of a sign-on bonus and was intended to partially replace the value of compensation that Ms. Mayer had foregone by leaving HP to join Ixia. The letter agreement also provided for Ms. Mayer to be paid for 2014 a one-time make-whole cash bonus to compensate her for the loss of the value of certain unvested equity incentives that she held at the time she left HP to join Ixia. This bonus, as calculated in accordance with the terms of the letter agreement, was in the amount of $2,686,206 and is subject to pro rata forfeiture under certain circumstances. Please see Pay-for-Performance Alignment and CEO Compensation above for additional information regarding the two “make whole” bonuses that were paid to Ms. Mayer.

2014 Bonus Plan. In October 2014, our Committee approved our 2014 Bonus Plan under which our executive officers, including the named executive officers and certain other senior officers of the Company, were eligible to earn cash bonuses (the “2014 Bonuses”) based on the Company’s financial performance in 2014 and their respective target bonus opportunities (which, as indicated above, are established as a percentage of annual base salary). The amount of a 2014 Bonus that an officer could earn was determined by reference to a formula that consisted of three variables: (i) an officer’s annual base salary as in effect on December 31, 2014 (subject to proration under certain circumstances); (ii) an officer’s percentage bonus opportunity (ranging from 60% to 100%, subject to proration under certain circumstances); and (iii) the 2014 percentage bonus factor (ranging from 0% to 200%).

The Committee approved the final 2014 Bonus Plan in October 2014 (such plans are usually approved earlier in the year) due to the Company’s desire to become current in its filings with the SEC prior to considering adoption of a bonus plan for 2014. However, the performance goals included in the 2014 Bonus Plan reflected the Company’s 2014 business operating plan that was in place and approved by the Board in December 2013. At the time the Committee approved the 2014 Bonus Plan in October 2014, it was evident that these goals, which were based on financial expectations created before the year began, would be extremely challenging to achieve. The Committee did not, however, re-set the goals from the levels that had been approved earlier in the year for purposes of the 2014 Bonus Plan. Ultimately, the Company fell short of its 2014 Bonus Plan goals and did not pay any bonuses under the 2014 Bonus Plan.

Under the 2014 Bonus Plan, Mr. Ginsberg’s bonus opportunity was 100% for the period of time during which he served as both Acting Chief Executive Officer and Chief Innovation Officer (i.e., January 1, 2014 until September 16, 2014, when Bethany Mayer became the Company’s President and Chief Executive Officer) and was reduced to 70% for the period of time during which he served solely as Chief Innovation Officer (i.e., September 16, 2014 through December 31, 2014). The 2014 bonus opportunity for each of Messrs. Novak, Pepe, de Graaf, and Williams was 60%; provided, however, that in accordance with the terms of the 2014 Bonus Plan, Mr. Novak’s bonus opportunity was prorated to take into account his not having served as an executive officer of the Company for part of 2014.

The 2014 Bonus plan provides for the amount of an officer’s 2014 Bonus to be determined in part by reference to a bonus factor which is equal to the average of (i) the percentage degree to which the Company achieves the 2014 revenue goal (i.e., the revenue bonus factor) and (ii) the percentage degree to which the Company achieves the 2014 operating income goal (i.e., the operating income bonus factor); provided, however, that if the Company did not reach either the threshold revenue goal or the threshold operating income goal, no bonuses would be payable. Both goals were derived from the Company’s 2014 business operating plan, and that plan was prepared by the Company and accepted by the Board in December 2013. The goals were approved by the Committee in May 2014 for purposes of any 2014 bonus plan that might later be adopted by the Company for its senior officers.

The Company’s bonus plan revenue goal for 2014 reflected approximately a 21% increase over the Company’s actual 2013 revenue, and the Company’s 2014 Bonus Plan operating income goal reflected approximately a 28% increase over the Company’s actual 2013 operating income. These growth rates reflected performance that was around the 70th percentile of our peer group at the time the goals were initially approved by the Committee. These goals were challenging in light of the 2014 economic environment and were even more challenging at the time the 2014 Bonus Plan was actually approved by the Committee in light of the Company’s performance through the first three quarters of 2014. Because the Company did not achieve the operating income threshold in 2014, our named executive officers did not earn any bonuses under the 2014 Bonus Plan.

Our executive officers’ individual bonus opportunities reflect our philosophy and goal to set the target total cash compensation for our named executive officers generally at or above the median of total cash compensation of the named executive officers of our peer group companies. Target bonuses would only be paid, however, if Ixia’s high growth annual financial performance goals (i.e., our annual revenue and operating income goals) under the 2014 Bonus Plan were achieved.

If the Company exceeded 100% of its 2014 Bonus Plan revenue and Bonus Plan operating income goals, then the applicable bonus factor would also exceed 100% and the 2014 Bonuses earned by our officers would increase based on the levels of revenue and operating income actually achieved. Our named executive officers were only eligible to receive 2014 Bonuses if our annual revenue and operating income for 2014 equaled or exceeded the minimum, or threshold, revenue and operating income goals of $426,230,000 and $83,353,000, respectively. These minimum, or threshold, goals were set at 75% of the 2014 Bonus Plan annual revenue and operating income goals of $568,307,000 and $111,137,000, respectively. 2014 Bonuses would not be paid unless both the minimum revenue and operating income goals were achieved. Ensuring that payments are based on actual achievement as measured against pre-established goals is an important component of the pay for performance philosophy in the Company’s incentive plans.

For purposes of our 2014 Bonus Plan, “operating income” meant our 2014 operating income from continuing operations calculated under generally accepted accounting principles on a consolidated basis, before income taxes, interest, and other income, but after any bonuses payable under both our 2014 Bonus Plan and our employee bonus plan and as adjusted to exclude the effects of equity incentive compensation expenses, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges, income, costs, and expenses incurred in connection with or arising out of a restatement of our financial statements, costs and expenses incurred in connection with or related to litigation arising outside the Company’s ordinary course of business, extraordinary expenses, and similar charges or income.

The 2014 Bonus Plan also included a clawback or recoupment feature requiring that, if 2014 Bonuses were payable or paid and the Company’s consolidated financial statements for 2014 were restated to reflect a less favorable financial condition or less favorable results of operations than those previously determined or reported and used for determining the 2014 Bonuses, the Committee could in its discretion determine that all or a part of the 2014 Bonuses would not be paid, delay the payment thereof, or recover all or a portion of any bonus from the officers who had received them.

Executive officers were entitled to receive their bonuses under the 2014 Bonus Plan only if they were employed by the Company or one of its subsidiaries as an eligible officer on the date on which the bonuses were paid, unless such requirement was waived by the Committee. The revenue and operating income goals, together with the related “bonus factors” that were used in the computation of bonuses that were approved by our Committee under the 2014 Bonus Plan are as follows:

	2014 Revenue Bonus Factor Matrix		2014 Operating Income Bonus Factor Matrix
	Revenue Targets (in thousands)*	Revenue Bonus Factor*	Operating Income Targets (in thousands)*	Operating Income Bonus Factor*
Maximum	$681,968	200%	$133,364	200%
	653,553	175	127,808	175
	625,138	150	122,251	150
	596,722	125	116,694	125
Target	568,307	100	111,137	100
	520,948	75	101,876	75
	473,589	50	92,614	50
	426,230	25	83,353	25
Minimum	<426,230	0	<83,353	0

*	For performance between two revenue or operating income targets, the revenue bonus factor and the operating income bonus factor are interpolated linearly for purposes of determining the amounts of the 2014 Bonuses earned by our named executive officers.

The amount of an officer’s 2014 Bonus is calculated by multiplying (subject to proration in the case of Messrs. Ginsberg and Novak as described above and as reflected in the table provided below) (i) the product of such officer’s annual base salary in effect at December 31, 2014 and such officer’s bonus opportunity by (ii) the applicable bonus factor. The bonus factor is equal to the average of the revenue bonus factor and the operating income bonus factor as determined in accordance with the bonus factor matrices set forth above. Stated mathematically, the amount of a 2014 Bonus payable to an officer equals AxBxC, where A = an officer’s annual base salary in effect at December 31, 2014; B = the applicable annual bonus percentage for such officer; and C = the applicable bonus factor.

In order for officers to earn 100% of their 2014 Bonus opportunity, the Company needed to achieve target revenue and operating income goals of approximately $568.3 million and $111.1 million, respectively. In order for officers to earn 200% of their 2014 Bonus opportunity (i.e., their maximum 2014 Bonus), the Company needed to achieve revenue and operating income goals of approximately $682.0 million and $133.4 million, respectively. The minimum (i.e., threshold) and maximum revenue and operating income goals were equal to approximately 75% and 120% of the Company’s 2014 target revenue and operating income goals, respectively. The Committee believed that the target and maximum financial performance goals under the 2014 Bonus Plan should be linked to the achievement of revenue and operating income goals that were challenging in light of the Company’s 2014 business plan and the Company’s performance in the prior year.

For 2014, the Company earned approximately $464.5 million in revenue and $49.4 million in operating income (calculated to take into account the adjustments to operating income described above) and therefore achieved substantially less than the threshold operating income goal of $83.4 million under the 2014 Bonus Plan. Bonuses were not paid under the 2014 Bonus Plan because the Company failed to meet the threshold operating income goal. This was viewed as an outcome consistent with the Company’s pay-for-performance philosophy, and the Company did not provide the executive officers with compensation to make up for their not receiving bonuses under the 2014 Bonus Plan.

The amounts of the 2014 Bonuses that would have been payable under the 2014 Bonus Plan to the Company’s named executive officers based on their annual base salaries at December 31, 2014 if the Company had exactly achieved its target financial performance goals under the 2014 Bonus Plan (i.e., approximately $568.3 million of revenue, and $111.1 million of operating income), were as follows (provided the officer remained eligible under the 2014 Bonus Plan on the date such bonuses became payable):

Named Executive Officer	Actual Bonus under 2014 Bonus Plan		Target Bonus under 2014 Bonus Plan		2014 Target Annual Bonus Percentage (% of Base Salary)
Bethany Mayer(1)	N/A	(1)	N/A	(1)	N/A	(1)
Errol Ginsberg	$0		$487,196	(2)	100%/70	%(2)
Brent T. Novak	$0	(3)	166,858	(4)	60	(4)
Alexander J. Pepe	$0		216,000		60
Raymond de Graaf	$0		183,000		0
Christopher L. Williams	$0		162,000		0

(1)

Ms. Mayer was not eligible to receive a bonus under the 2014 Bonus Plan. She received a guaranteed one-time cash bonus in the amount of $500,000 for 2014 under the terms of her August 2014 employment offer letter agreement to partially compensate her for compensation she forfeited by leaving her former employer to join Ixia. The agreement also provided for her to receive a one-time cash payment (subsequently determined to be in the amount of $2,686,206) to compensate her for the value of certain HP equity incentives that she forfeited by leaving her former employer to join Ixia.

(2)

Mr. Ginsberg’s target bonus reflects a bonus opportunity of 100% of his base salary (i.e., $560,000), prorated for the period from January 1, 2014 through September 15, 2014, plus 70% of his base salary (i.e., $445,000), prorated for the period from September 16, 2014 through December 31, 2014.

(3)	As discussed below, Mr. Novak received a discretionary bonus for 2014 in the amount of $50,000.
(4)

Mr. Novak’s target bonus reflects proration based on the portion of 2014 for which he served as an executive officer (i.e., as Acting Chief Financial Officer or Chief Financial Officer). His target bonus opportunity for the earlier portion of the year was $16,845, which was equal to 40% of his base salary at that time. Mr. Novak’s total target bonus opportunity for 2014 was therefore $183,703.

The Committee has the discretion to award bonuses on a selective basis to recognize individual contributions or achievements. One such discretionary bonus was paid to a named executive officer in 2014. In February 2015, Mr. Novak was provided a discretionary bonus in the amount of $50,000 to recognize his significant efforts in connection with the Company’s 2014 restatement of certain prior period financial statements and his particularly high workload as Acting Chief Financial Officer during 2014. This discretionary bonus is not expected to be repeated for 2015 as it was for specific efforts and outcomes related to his service as Acting Chief Financial Officer during 2014 prior to being named as our Chief Financial Officer in September 2014.

Equity Incentives

Overview. The use of long-term equity incentives serves as a key component of our executive compensation program. Long-term equity incentives help to provide a necessary balance to the cash compensation components of our executive compensation program, because they create an incentive for our management team to preserve and increase shareholder value over a longer period of time, while base salaries and cash bonuses typically focus on short-term compensation and performance. The vesting of equity incentives also encourages executive officer retention. We believe that our equity compensation program is consistent with our compensation objectives and has assisted us in attracting and retaining key talent and in aligning our executive officers’ contributions with the long-term interests of the Company and its shareholders.

The mix of equity incentives granted to our executive officers has, since 2010, typically included four types of awards in order to provide an appropriate balance of incentives tied to share price appreciation and to the Company’s financial performance. We grant time-based non-qualified stock options (“NSOs”) that increase in value only if our stock price appreciates. We also grant restricted stock units (“RSUs”) that increase or decrease in value depending on our stock price. The equity incentives granted annually to our executive officers, other than in 2014, have in recent years also included performance-based equity incentives (i.e., NSOs and/or RSUs) that become earned and subject to time-based vesting based on the Company’s achievement of pre-set financial performance objectives.

Our Committee has used performance-based vesting in connection with a meaningful percentage of the number and value of equity incentives awarded to our executive officers, including our named executive officers, in an effort to more closely align our compensation program with the interests of our shareholders and to reward our officers for the Company’s financial performance. In each of 2010, 2011, and 2012, we granted to our executive officers (in addition to time-based equity incentive grants) a combination of performance-based RSUs and performance-based NSOs. In 2013 and 2015, the Committee granted to our executive officers performance-based RSUs only. As discussed below, in 2014 the Committee did not include performance-based grants in the Company’s annual award program because the Committee did not approve the grant of equity incentives to our executive officers until the fiscal fourth quarter.

Our Board has delegated to our Committee the authority for administering our equity incentive plans and for granting and determining the terms of equity incentives awarded to our employees, including our named executive officers, thereunder. Under the terms of our Second Amended and Restated 2008 Equity Incentive Plan, our Committee has the authority to grant equity incentives in the form of stock options (typically NSOs), RSUs, restricted stock awards and share appreciation rights. To date, the Committee has granted only NSOs and RSUs (including performance-based awards) under that plan and under the Company’s predecessor equity incentive plan. For our named executive officers, the vesting of certain of their equity incentives is time-based (i.e., they vest as long as the holder remains an employee of the Company), while the extent to which other equity incentives are earned and subsequently vest is contingent on the Company’s achievement of a financial performance goal for a two-year performance period that begins in the year of grant. Our Committee views the award of equity incentives as an effective, valuable, and necessary incentive to attract and retain our executive officers and key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value, and to further motivate them to create long-term shareholder value.

Until March 2015, our Committee normally met bi-monthly, typically on the first Thursday of every other calendar month, to award equity incentives to newly hired executive officers and key employees. The Committee also typically approved annual grants to executive officers and key employees at a regularly scheduled meeting held in the first quarter of a fiscal year. In March 2015, our

Committee decided that, going forward, it will typically hold meetings quarterly for the award of equity incentives to executive officers and key employees, with each such meeting to occur on either (i) the third business day after our earnings announcement for the most recently concluded calendar quarter or (ii) if such third business day is not reasonably practicable for the meeting, then on another business day that is after the third business day but on or before the seventh business day following such earnings release.

An executive officer typically receives a grant of NSOs upon first joining the Company and, thereafter, is eligible periodically (typically annually) to receive additional equity incentives, which are typically a mix of time-based and performance-based NSOs and/or RSUs. From time to time, we also award NSOs and/or RSUs on a selective basis to executive officers in order to recognize their individual achievements and contributions, a promotion, or a significant change in job responsibilities, or to further encourage retention.

In determining the size, form, and other terms of an initial or subsequent equity incentive grant to an executive officer, our Committee considers a number of factors, including without limitation comparisons with equity incentive grant information from our peer group and other market data, the officer’s position and responsibilities, relative internal equity in compensation among our executive officers, the retention value of unearned and unvested existing equity incentive grants (if any), promotions, individual performance, salary, previous equity incentive grants (if any), length of service to the Company, the stock-based compensation expense associated with the grant, and, for initial grants to new officers, the size and nature of the equity award(s) required to successfully recruit them to join the Company. The Committee also reviews and considers the general recommendations of the Committee’s external compensation consultant, FWC, and reviews and considers recommendations by the Company’s Chief Executive Officer and other members of the Board, regarding the proposed grants of equity incentives to executive officers (other than himself or herself) and other key employees whose contributions and skills are important to our long-term success. Finally, in making equity grants, including to our named executive officers, our Committee also references a Company-wide grant analysis that assesses, from a shareholder’s perspective, the cost to the Company of and potential dilution resulting from such equity awards.

Consistent with the Committee’s executive compensation philosophy, when new officers join the Company, the Committee focuses on equity compensation as a meaningful component of the new officers’ compensation packages. New hire awards are typically larger than regular annual awards to provide immediate, meaningful alignment with our shareholders and to promote the recruitment and retention of key executive officers. New hire grants of NSOs, and from time-to-time RSUs, for executive officers and other key employees typically vest (subject to continuation of employment) to the extent of 25% after one year of employment (on the one-year anniversary of either the grant date or the date of commencement of employment, as applicable) and as to the remaining 75% quarterly over the next three years. NSOs and RSUs for our continuing employees, including executive officers, generally vest (subject to continuation of employment) quarterly over four years. These four-year vesting schedules for new hire and later grants are designed to incent long-term retention of our executive officers and other key employees. NSOs typically expire seven years after grant, subject to earlier expiration in the event of an optionee’s termination of employment. The effective date of an award is never earlier than the date on which our Committee approves the grant or, if later, the date on which an employee commences his or her employment with the Company.

It is our policy and practice that all stock options granted under our equity incentive plans have an exercise price equal to the closing sales price of our Common Stock on the effective date of the option grant. Our equity incentive plans specifically prohibit the re-pricing of outstanding options.

As noted above, it is the Company’s practice from time to time to grant additional equity incentives to its officers and employees. Those grants are typically made annually in the fiscal first quarter for executive officers and in the fiscal fourth quarter for employees other than executive officers, in order to incent them and encourage their retention as officers and employees of the Company. In 2014, however, and as discussed below, the Committee approved annual grants to our executive officers in the fiscal fourth quarter in order to ensure the grants were made after we had regained compliance with the SEC’s filing and reporting requirements.

With regard to equity incentives that are linked to Company performance, the Committee believes that the extent to which such equity incentives can be earned should be linked to the achievement of meaningful and challenging financial performance goals. In connection with the Committee’s grant of performance-based equity incentives and its determination of the target goals for purposes of such awards, the Committee considers the Company’s financial performance for the fiscal year immediately preceding the year of grant and forecasts for the fiscal year in which the grant is being made and for the following fiscal year. For example, the Company’s fiscal 2014 performance, as well as its fiscal 2015 and 2016 business plan to grow revenue and operating income, were among the principal factors considered by the Committee in the first quarter of 2015 in determining the performance goal for purposes of the performance-based RSUs that were awarded to our named executive officers in February 2015.

2014 Equity Incentive Grants. In 2014, the Committee delayed making annual grants of equity incentives to the Company’s executive officers until the Company became current in the filing of its reports (including financial statements) with the SEC. The Company became current in September 2014 and in October 2014, at the Committee’s first regularly scheduled meeting after the Company became current in its filings, the Committee considered and approved annual grants of equity incentive awards to our executive officers, including our named executive officers other than Ms. Mayer, who received a new hire grant at that time, and Mr. Novak, who received a promotion-related grant at that time. Before making the annual grants, the Committee reviewed, as is its general practice, the types, numbers, and values of unearned and/or unvested equity incentives then held by each named executive officer, information concerning the equity incentive grant practices of companies in our peer group and of various companies included in compensation surveys the Committee considered relevant, including peer group and competitive data from December 2013, each named executive officer’s job performance, responsibilities, and contributions to the success of the Company, and the overall compensation package for each named executive officer.

The 2014 annual grants were in the form of time-based NSOs that have an exercise price equal to the market price of our shares on the date of grant (i.e., $9.13) and only have value if our stock price appreciates. The Committee determined not to grant time-based RSUs, which generally have value even if our stock price decreases or remains the same, as part of the annual grant program. Because the 2014 awards were being made so late in the year, the Committee also determined to wait until 2015 to resume granting performance-based awards to our executive officers. At the time the Committee approved annual awards in October 2014, a substantial portion of the year had passed and any performance goals relating to 2014 were stale at that time. In February 2015, the Committee re-started our performance-based equity grant program and granted performance-based RSUs to our executive officers, including our named executive officers.

The time-based NSOs granted to Messrs. Ginsberg, Pepe, de Graaf, and Williams in October 2014 vested immediately as to 12.5% of the shares covered thereby and vest as to the remaining shares over 14 quarters following the date of grant, subject to the officer’s continued employment with the Company. The vesting schedule for these NSOs included a “catch-up” element so that, as of the date of grant, the NSOs were vested to the same extent they would have been vested had the annual grants been made, consistent with our regular practices, in the first quarter of 2014 with vesting to occur in 16 quarterly installments thereafter. From and after the grant date, these NSOs were also subject to a continuing vesting schedule that was the same as the vesting schedule that would have applied from and after such date had the grants been made in the first quarter of the year. The Committee granted these NSOs (i) in recognition of the named executive officers’ job performance and responsibilities and the Company’s performance and (ii) to encourage their retention, incent them as executive officers, and further align their interests with the long-term interests of our shareholders. The grant date fair value for 2014 equity awards to Messrs. Ginsberg, Williams, and de Graaf (i.e., our named executive officers who were executive officers during all of 2013 and 2014) was on average over 40% lower than the grant date fair value of the 2013 equity awards made to the officers.

In the fourth quarter of 2014 and in addition to the October annual grants to named executive officers (i.e., to Messrs. Ginsberg, Pepe, de Graaf, and Williams), the Committee also approved:

•	the grant to Ms. Mayer in October 2014 of a one-time new hire inducement grant of 700,000 time-based NSOs in connection with her appointment as President and Chief Executive Officer;

•

the grant to Mr. Novak in October 2014 of 20,000 time-based RSUs in connection with his March 2014 appointment as Acting Chief Financial Officer and of 100,000 time-based NSOs in November 2014 in connection with his September 2014 appointment as Chief Financial Officer; and

•

the grant to Mr. Pepe in December 2014 of 13,613 time-based RSUs and 26,387 time-based NSOs in connection with his June 2012 employment agreement with the Company and specifically an amendment thereto entered into in connection with his October 2013 appointment as Chief Operating Officer.

Ms. Mayer’s NSOs vest as to 175,000 shares on the one-year anniversary of the commencement of her employment with the Company and vest as to the remaining 525,000 shares on a quarterly basis over a period of three years subject to her continuing employment with the Company. The value of Ms. Mayer’s 2014 equity compensation is near the annual 85th percentile of Chief Executive Officers in our peer group, which is a one-time level consistent with her being a new and externally hired President and Chief Executive Officer. The Committee believes that although the value of the equity award to Ms. Mayer is marginally higher than the value of the annual equity awards made in a single year to most Chief Executive Officers in our peer group, it is well within the norm for grants by such companies of equity incentives to externally hired Chief Executive Officers and should be considered against a different standard as an inducement award rather than as an ongoing annual award. The Committee believes that the NSOs were required to attract Ms. Mayer to join Ixia, provide a valuable incentive going forward as a reward for future performance, align her performance with growth in shareholder value, and, due to their four-year vesting schedule, incent Ms. Mayer to remain with Ixia. The Committee firmly believes that the award is appropriate based on Ms. Mayer’s expected future contributions to Ixia. The Committee does not believe that equity awards granted to newly hired executive officers such as Ms. Mayer can be directly and meaningfully compared to annual market and peer group data for such officers.

Mr. Novak’s RSUs vest quarterly over a period of approximately three and one-half years, and his NSOs vest quarterly over four years, subject in each case to his continuing employment with the Company. The awards were granted in each instance after the Committee assessed the competitiveness of Mr. Novak’s existing compensation package, including his annual base salary and equity incentives, in light of his promotion to the position of Acting Chief Financial Officer, in the case of the RSUs, and to the position of Chief Financial Officer, in the case of the NSOs. The awards were granted in recognition of his contributions to the Company’s success and to incent and retain him to remain in the employ of the Company.

Mr. Pepe’s December 2014 NSO and RSU awards vest over a period of approximately six months after the date of grant subject to Mr. Pepe’s continuing employment with the Company, serve as a key part of his compensation package, and were an essential part of the competitive compensation package offered to him in connection with his October 2013 appointment as Chief Operating Officer. The RSU awards provided for the shares underlying 5,000 of the vested RSUs to be issued on December 31, 2014, and for the shares underlying Mr. Pepe’s additional vested RSUs to be issued on the earlier of June 30, 2015 or any termination of Mr. Pepe’s employment with the Company.

The grant date fair values of the 2014 equity awards to each of Messrs. Ginsberg, Pepe, and Novak were below the median as compared to 2014 equity awards to similarly situated executive officers in our peer group. We do not have comparison data for Messrs. de Graaf and Williams.

The equity incentives awarded to our named executive officers in 2014 are set forth in the following table:

Named Executive Officer	Time-Based NSOs(1)	Time-Based RSUs		Grant Date Value of 2014 Equity Awards	Grant Date Value of 2013 Equity Awards		Year-over-Year Decrease in Grant Date Value
Bethany Mayer	700,000	0		$2,368,476	N/A	(2)	N/A
Errol Ginsberg	330,000	0		1,114,323	$1,485,672		25%
Brent T. Novak	100,000	20,000	(3)	550,000	N/A	(2)	N/A
Alexander J. Pepe	151,387	13,613	(4)	663,146	N/A	(2)	N/A
Raymond de Graaf	80,000	0		270,139	445,359		39
Christopher L. Williams	65,000	0		219,489	445,359		51

(1)

These time-based NSOs were granted in October 2014 as part of our annual grant program or, in the case of Ms. Mayer, as a new hire grant, except that (i) 100,000 NSOs were granted to Mr. Novak in November 2014 in connection with his September 2014 promotion to the position of Chief Financial Officer and (ii) 26,387 NSOs were granted to Mr. Pepe in December 2014 in connection with an October 2013 amendment to his 2012 employment agreement and his October 2013 promotion to the position of Chief Operating Officer.

(2)	Ms. Mayer and Mr. Novak were not executive officers in 2013, and Mr. Pepe was an executive officer for only a portion of 2013.
(3)	These time-based RSUs were granted to Mr. Novak in October 2014 in connection with his March 2014 promotion to the position of Acting Chief Financial Officer.
(4)

These time-based RSUs were granted to Mr. Pepe in December 2014 in connection with an October 2013 amendment to his 2012 employment agreement and in connection with his October 2013 promotion to the position of Chief Operating Officer.

The NSOs granted to our named executive officers during 2014 have exercise prices equal to the closing sales price of our Common Stock as of the date of grant as reported on the Nasdaq Global Select Market. The exercise prices per share of the NSOs granted in October 2014 (to Ms. Mayer and to Messrs. Ginsberg, Pepe, de Graaf, and Williams), November 2014 (to Mr. Novak), and December 2014 (to Mr. Pepe) are $9.13, $10.17, and $10.35, respectively. The time-based NSOs of course only have value if our stock price increases, and such a stock price increase also benefits our shareholders.

The Committee generally believes that equity compensation should make up a greater portion of an officer’s compensation as his or her level of responsibility increases, which is demonstrated by the size of the 2014 equity award to Mr. Ginsberg. Because Ms. Mayer received a significant guaranteed cash bonus and a one-time cash payment to compensate her for the value of certain forfeited HP equity awards in 2014 in connection with her joining the Company, a comparison between the cash and equity portions of her 2014 compensation is not meaningful. We expect, however, that in 2015 and in subsequent years, Ms. Mayer’s equity compensation will make up a larger portion of her total target compensation than will be the case with our other executive officers.

2013 Equity Incentive Grants Tied to the Company’s 2013-2014 Performance. In February 2013, as part of the performance-based portion of our executive officers’ compensation, the Committee granted to our executive officers, including our named executive officers who were executive officers of the Company at that time (i.e., Messrs. Ginsberg, Miller, de Graaf, and Williams) performance-based RSUs which could be earned and become eligible for vesting based upon the extent to which the Company achieved a financial performance goal over the 2013 and 2014 fiscal years. The terms and conditions of the grants are discussed in detail under “Compensation Discussion and Analysis” in the Company’s proxy statement for its 2014 annual meeting of shareholders. Theses 2013-2014 performance-based RSUs were granted to our executive officers primarily to incent them to assist the Company over the two-year performance period in achieving certain levels of operating profit, to encourage their retention, and to generally align their interests with the long-term interests of our shareholders. The target numbers of performance-based RSUs awarded to the named executive officers in 2013 are as follows:

Named Executive Officer	Target 2013-2014 Performance-Based RSUs
Errol Ginsberg	56,700
Thomas B. Miller(1)	21,500
Alexander J. Pepe(2)	N/A
Brent T. Novak(2)	N/A
Raymond de Graaf	15,600
Christopher L. Williams	15,600

(1)	Mr. Miller forfeited his performance-based RSUs in connection with his March 2014 resignation as Chief Financial Officer.
(2)	Messrs. Pepe and Novak were not executive officers of the Company at the time the 2013-2014 performance awards were granted.

The number of 2013-2014 performance-based RSUs that an officer could potentially earn and that could become eligible for vesting was based on the degree to which the Company achieved a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding (defined below) for the Company’s combined 2013 and 2014 fiscal years and was determined in accordance with the following table:

	Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding	Percentage of Target Objective Achieved	Percentage of Performance-Based RSUs Earned
Threshold Objective	$2.05	66.7%	0%
	2.09	68.2	5
	2.30	75.0	25
	2.55	83.2	50
	2.81	91.6	75
Target Objective	3.07	100.0	100

The number of performance-based RSUs that became earned and subject to vesting was determined by multiplying (i) the Percentage of Performance-Based RSUs Earned (as set forth in the last column in the above table), if any, as determined in accordance with the table above, by (ii) the total number of shares subject to an executive officer’s grant of performance-based RSUs. If the Company’s actual performance results had fallen between two of the percentages in the “Percentage of Target Objective Achieved” column, then straight-line interpolation would have been used to determine the percentage of the target RSUs earned.

In accordance with the terms of the awards, following the Company’s filing of its 2014 Form 10-K with the SEC, the Committee in April 2015 confirmed and certified that the Company’s Combined 2013-2014 Non-GAAP Operating Profit Per Average Number of Shares Outstanding, as defined for purposes of the awards and as described below, was $1.55, which amount did not reach the threshold objective of $2.05 and represented only 50.5% of the target objective of $3.07. Therefore, based on the Company’s failure to achieve the threshold objective, the performance-based RSUs held by Messrs. Ginsberg, de Graaf, and Williams were forfeited and cancelled at the time of the Committee’s certification. The forfeiture of unearned performance equity is consistent with our pay for performance compensation philosophy and practices—performance goals were not achieved and, as a result, our named executive officers forfeited an element of their compensation.

Set forth below are definitions that are helpful in understanding the nature of the performance objective that was established for purposes of these awards.

“Non-GAAP Operating Profit” means the Company’s operating income from continuing operations calculated on a consolidated basis for the applicable fiscal year, less interest expense and excluding the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income.

“Average Number of Shares Outstanding” means the weighted average number of shares of the Company’s Common Stock outstanding during the applicable fiscal year.

The Company’s “Combined 2013-2014 Non-GAAP Operating Profit per Average Number of Shares Outstanding” is equal to the sum of the Company’s Non-GAAP Operating Profit per Average Number of Shares Outstanding for each of 2013 and 2014.

In granting these awards, our Committee established a target performance objective that it believed was challenging and would motivate our executive officers, and also believed that there was a significant possibility that the target objective might not be achieved. The 2013-2014 target (i.e., $3.07) was higher than both the comparable 2012-2013 target (i.e., $1.79) for the 2012 equity incentive grants tied to the Company’s 2012-2013 financial performance, and the Combined 2012-2013 Non-GAAP Operating Profit per Average Number of Shares Outstanding (i.e., $2.20) actually achieved by the Company for purposes of the 2012-2013 performance-based grants.

If the Company had exceeded the threshold objective, which was equal to 66.7% of the target objective, then the performance-based RSUs would have become earned and subject to vesting based on the extent to which the target objective had been achieved (see table above), provided the officer remained an employee of the Company (or any of its affiliates) from the RSU grant date through the date on which the Company filed its 2014 Form 10-K with the SEC. If, for example, the Company had achieved exactly 75% of the target objective, then the percentage of performance-based RSUs earned would have been 25%. If, however, the Company had achieved 83.2% of the target objective, then the percentage of performance-based RSUs earned would have been 50%. As noted above, the Company did not achieve the threshold objective, and the awards were forfeited in their entirety. Mr. Miller had earlier forfeited his award when his employment with the Company terminated in June 2014 following his March 2014 resignation as Chief Financial Officer.

The awards contained a clawback provision stating that if, prior to the vesting in full of the RSUs, the Company concluded that it was required to restate its financial statements for all or any portion of 2013 and/or 2014 to reflect a less favorable financial condition and/or less favorable results of operations than previously determined and/or reported, the Committee had the right in its sole discretion to cancel and cause the forfeiture of all or a portion of any unearned and/or unvested RSUs. When, during 2014, the Company restated its financial statements for the 2013 first and second quarters, the Committee did not elect to exercise this right of cancellation, because the restatements would have no impact on the 2015 calculation of the extent to which the RSUs were earned.

2015 Equity Incentive Grants. In February 2015 and as part of the Committee’s return to its previous compensation practices, the Committee approved annual equity incentive grants to the named executive officers consisting of time-based NSOs and performance-based RSUs. The equity incentives awarded to the named executive officers were specifically allocated as follows:

Named Executive Officer	Time-Based NSOs	Grant Date Value of Time-Based NSOs	Performance-Based RSUs	Grant Date Value of Performance-Based RSUs	% of Value that is Performance-Based
Bethany Mayer	175,000	$700,525	64,800	$737,424	51%
Errol Ginsberg	115,000	460,345	42,600	484,788	51
Brent T. Novak	60,000	240,180	22,200	252,636	51
Alexander J. Pepe	65,000	260,195	24,100	274,258	51
Raymond de Graaf	40,000	160,120	14,800	168,424	51
Christopher L. Williams	40,000	160,120	14,800	168,424	51

The grant program was designed so that just over half of the target grant value of equity incentives was comprised of performance-based RSUs and just under half was composed of time-based NSOs. The Committee believes that the number of performance-based RSUs (as compared to time-based NSOs) awarded to each named executive officer represents a meaningful percentage (i.e., approximately 51%) of the total equity incentives awarded to the officer. Our Committee also believes that the two-year Non-GAAP Operating Profit per Weighted Average Share Outstanding goal required to earn the target level of performance-based RSUs is challenging, and that there is a significant possibility that the target performance objective for 2015-2016 may not be achieved.

The exercise price of the time-based NSOs is $11.38 per share, and the NSOs vest on the same schedule as most of our other annual grants (i.e., in 16 equal quarterly installments as long as the officer remains an employee).

The number of the 2015-2016 performance-based RSUs that will be earned by an officer will be based on the percentage degree to which the Company achieves a target level of aggregate Non-GAAP Operating Profit per Average Number of Shares Outstanding for the Company’s combined 2015 and 2016 fiscal years and will be determined in accordance with the table set forth below:

Percentage of 2015-2016 Target Objective Achieved	Percentage of Performance-Based RSUs Earned
90%	0%
95%	50%
100%	100%
105%	125%
110%	150%

The number of 2015-2016 performance-based RSUs that become earned and subject to vesting will be determined by multiplying (i) the Percentage of Performance-Based RSUs Earned, as determined in accordance with the table above, by (ii) the target number of shares subject to an executive officer’s performance-based RSUs. No performance-based RSUs will be earned unless the Company achieves in excess of the threshold objective. If the Company earns in excess of the threshold objective, then the performance-based RSUs will become earned and subject to vesting based on the extent to which the target objective has been achieved, provided the officer remains an employee through the date on which the Company files with the SEC its Annual Report on Form 10-K for the year ending December 31, 2016. For example, a named executive officer will earn 100% of his or her performance-based RSUs if the Company earns the target objective.

Severance and Change-in-Control Benefits

Our named executive officers are eligible to receive severance compensation and benefits under severance and change-in-control provisions contained in our officer severance plans if their employment is involuntarily terminated (other than for cause) or is terminated by an officer for good reason and fulfills certain conditions, including executing a separation agreement that includes a full release of certain claims such officer may have against the Company as well as non-disparagement and non-solicitation clauses. Our severance plans are intended to provide financial assistance to such officers in the event of the termination of their employment under qualifying circumstances. Severance benefits include an amount of cash compensation determined as a multiple of annual base pay and bonus, continuation of health benefits, and for officers who participate in our 2009 Severance Plan, the vesting of all or a portion of their equity incentives.

Our officer severance plans provide important protection to our named executive officers and are effective in recruiting and retaining executive officers. We believe that the severance and change-in-control provisions promote the ability of our named executive officers to act in the best interests of our Company and our shareholders in the event that a hostile or friendly change-in-control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change-in-control. We also believe that these provisions provide appropriate severance compensation and benefits to our named executive officers if they are involuntarily terminated without cause or if they terminate their employment for good reason, even in the absence of a change-in-control.

In September 2000, the Company adopted the original Ixia Officer Severance Plan (the “2000 Severance Plan”). Effective January 1, 2009, upon the recommendation of our Committee, our Board effectively created a new officer severance plan by amending and restating the Ixia 2000 Severance Plan in the form of the 2009 Severance Plan while still retaining the 2000 Severance Plan as a separate officer severance plan in substantially its then current form. The 2009 Severance Plan amended the 2000 Severance Plan to provide for, among other things, changes to the calculation of severance benefits and the addition of provisions for the acceleration of the vesting of all or a portion (depending on the circumstances) of the equity incentives held by an eligible officer upon a qualifying termination of employment, including terminations in connection with a change-in-control of the Company. Benefits under the 2000 Severance Plan do not include the acceleration of vesting of any equity incentive awards. Neither the 2000 Severance Plan (as amended in March 2011) nor the 2009 Severance Plan provide for any “single trigger” right of an eligible officer under that plan to elect severance benefits if he or she terminates his or her employment unilaterally, without good reason, following a change-in-control.

Each of our named executive officers who is currently employed by the Company qualifies as an eligible officer under one of our two officer severance plans. At the time of the adoption of the 2009 Severance Plan and because the amount of severance compensation and benefits payable to our named executive officers under the 2000 Severance Plan and the 2009 Severance Plan could vary depending on a number of factors, including the length of an officer’s employment as an eligible officer prior to his or her termination date, our named executive officers who were executive officers of the Company at the time of adoption of the 2009 Severance Plan had the option to choose the severance plan in which they wished to participate. Messrs. Ginsberg and Miller elected to remain as participants in the 2000 Severance Plan, while Messrs. de Graaf and Williams elected to participate in the 2009 Severance Plan. Ms. Mayer and Messrs. Novak and Pepe all participate in the 2009 Severance Plan.

In March 2014, Mr. Miller resigned from his position as the Company’s Chief Financial Officer under circumstances that entitled him, upon termination of his employment with the Company, to severance compensation and benefits under the 2000 Severance Plan. Accordingly, upon the termination of Mr. Miller’s employment in June 2014, we entered into an employment separation agreement with Mr. Miller pursuant to which, in accordance with the terms of the 2000 Severance Plan, (i) we paid to Mr. Miller the aggregate sum of $838,708 in monthly installments over a period that commenced in June 2014 and ended in March 2015, and (ii) we will provide Mr. Miller with continued health care insurance coverage for a period of 18 months following the termination of his employment in June 2014. Mr. Miller’s severance did not deviate from the amounts owed under the 2000 Severance Plan.

See “Termination of Employment and Change-in-Control Arrangements” below for additional information regarding our officer severance plans.

Other Benefits

We currently make the following benefits available to our executive officers, including our named executive officers, generally on the same basis as these benefits are provided to all of our employees:

•	Health, dental, and vision insurance

•	Life insurance

•	Short- and long-term disability insurance

•	401(k) Plan

•	Vacation and sick leave

•	Employee Stock Purchase Plan (under which shares of our Common Stock can be purchased at a discount)

The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events, and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers. In addition, we pay relocation benefits to our executive officers when appropriate.

Although it is not our practice to provide our executive officers with significant perquisites, in recognition of Mr. Ginsberg’s status as a founder of the Company, his contributions to the success of the Company, and his long tenure with the Company, the Company paid the 2014 monthly lease payments and fuel expenses for a car that was used by Mr. Ginsberg for both business and personal use. Mr. Ginsberg served as our Chairman of the Board and Chief Innovation Officer during 2014 and continued to serve in those roles as of the date of this proxy statement. From October 2013 to September 2014, Mr. Ginsberg also served as our Acting Chief Executive Officer.

See the “Summary Compensation Table” below for additional information regarding these benefits.

Risk Assessment

Our Compensation Committee periodically reviews our compensation policies, practices, and programs to help ensure that they do not encourage excessive risk taking by our executive officers and employees. In structuring the executive officers’ compensation program for 2014, the Compensation Committee, with the assistance of FWC, assessed the risks arising from the Company’s compensation program and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. We believe that the Company’s 2014 compensation program does not encourage excessive risk taking by our executive officers and employees for the following reasons:

•

Our compensation program is market-driven and appropriately balanced between short-term and long-term performance goals and cash and equity compensation, with a meaningful percentage focused on long-term equity compensation.

•

Our incentive programs pay for performance against financial targets that include a revenue and/or operating income metric and are set to be challenging yet achievable in order to motivate a high degree of business performance over one to two years.

•

The annual cash bonus opportunities (see Cash Bonuses above) provided for in our 2014 Bonus Plan were set at competitive levels and were payable based on the Company’s achievement of certain financial performance goals, and the maximum bonuses payable under such plan were capped at specified percentages of annual base salary. The Company has implemented internal controls, oversight, and other safeguards that help detect and discourage behavior involving excessive risk taking by its executive officers and other employees. To reinforce our commitment to ethical conduct and discourage excessive risk taking, Ixia’s 2014 Bonus Plan includes a “clawback” provision under which the Compensation Committee, in its discretion, would have had the right not to pay, to delay the payment of, or to recover all or a portion of, any bonus awarded to an officer under such plan if the Company’s 2014 financial statements were restated or the Company were to announce that such statements would be restated.

•

With the exception of certain time-based restricted stock units granted to Mr. Pepe and Mr. Novak in connection with their respective promotions to the positions of Chief Operating Officer and Acting Chief Financial Officer, respectively, the 2014 grants of long-term equity incentive compensation to our executive officers consisted of time-based stock options. Those stock options have exercise prices equal to the closing sales price of our stock on the respective dates of grant and therefore only have value if our stock price increases over such amounts, thus closely aligning our executive officers’ interests with the interests of our shareholders.

•

Ixia’s long-term performance-based RSUs granted in 2013 included a forfeiture provision which states that if the Company restates its financial statements for any reason for all or any portion of fiscal 2013 and/or 2014, then to the extent that any RSUs had become earned and subject to vesting and, based on the restated financial statements, should not have become so earned and subject to vesting, the Committee could have required, in its discretion, that the earned and unvested RSUs that should not have become earned be cancelled and forfeited.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to a named executive officer (other than our Chief Financial Officer) to the extent that compensation paid to him or her is not performance-based and exceeds $1 million in any year.

Qualifying performance-based compensation, including compensation attributable to the issuance, exercise, or vesting of equity incentives, such as nonstatutory stock options (or any other equity-based instrument for which the amount of compensation received is dependent solely on an increase in the value of common stock after the date of grant) and RSUs that vest based on the achievement of certain performance criteria, will not be subject to the deductibility limitation if certain conditions are met.

The base salaries, cash bonuses, and incentive components (other than stock options and certain RSUs granted under our equity-based incentive plans) of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). Our Second Amended and Restated 2008 Equity Incentive Plan allows us to grant performance-based equity compensation (for example, RSUs that vest or become eligible for vesting based on the Company’s achievement of financial performance metrics) that is intended to qualify as deductible performance-based compensation under Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board or our Committee in establishing appropriate levels of compensation or structuring incentive programs. Accordingly, there may be circumstances from time to time where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board and our Committee may nonetheless elect to provide the compensation in order to achieve our compensation objectives. For 2014, our compensation program was designed so that all compensation paid to our named executive officers, other than certain compensation paid to Ms. Mayer, would be deductible under Section 162(m). Ms. Mayer’s 2014 compensation exceeded the deductibility limits of Section 162(m) by approximately $2,358,700, which resulted in a cost to the Company of approximately $917,300 as a result of the related lost tax deduction. The Committee firmly believes that the compensation paid to Ms. Mayer for 2014 was justifiable and represented a competitive compensation package that we were required to provide to Ms. Mayer in order to induce her to join Ixia.

Summary Compensation Table

The following table summarizes information for the years ended December 31, 2012, 2013, and 2014 about compensation earned for services performed in all capacities for Ixia and its subsidiaries in each of such years by (i) our Chief Executive Officer; (ii) our Chief Innovation Officer and former Acting Chief Executive Officer; (iii) our Chief Financial Officer; (iv) our former Chief Financial Officer; and (v) each of the Company’s three other most highly compensated executive officers serving at December 31, 2014. The individuals listed below are referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Bethany Mayer President and Chief Executive Officer(6)	2014	172,500	$3,186,206	(7)	—	2,368,476	—	768		5,727,950

Errol Ginsberg Chief Innovation Officer and Former Acting Chief Executive Officer(8)	2014 2013 2012	529,481 459,538 421,654	— — —		— 1,326,992 785,853	1,114,323 158,680 962,655	— 94,368 392,587	27,975 30,011 20,239	(8)	1,671,779 2,069,589 2,582,988

Brent T. Novak Chief Financial Officer(9)	2014	303,560	50,000	(10)	182,600	367,400	—	3,268		906,828

Thomas B. Miller Former Chief Financial Officer(11)	2014 2013 2012	186,577 321,923 298,654	— — —		— 502,560 336,791	— 58,272 411,512	— — 269,077	871,400 3,640 5,576	(12)	1,057,977 886,395 1,321,610

Alexander J. Pepe Chief Operating Officer(13)	2014	360,000	—		140,895	522,252	—	8,690		1,031,837

Raymond de Graaf Senior Vice President, Operations(14)	2014 2013	303,635 304,808	— —		— 383,202	270,139 62,157	— 80,640	3,268 3,640		577,042 834,447

Christopher L. Williams Senior Vice President, Human Resources(15)	2014	279,019	—		—	219,489	—	2,068		500,576

(1)

Includes amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan. For 2014, the amounts shown for Messrs. Novak and Williams include amounts paid in lieu of paid time off of $9,536 and $10,385, respectively.

(2)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown reflect the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the actual amounts that the named executive officer will realize upon the vesting of such RSUs. The grant date fair value of each such award is measured based on the closing sales price of our Common Stock on the date of grant, as reported on the Nasdaq Global Select Market. Amounts shown in this column for 2014 do not include the value of certain performance-based restricted stock units that, for accounting purposes only, were deemed forfeited in 2013 and regranted in 2014 as a result of the restatement in April 2013 of certain of our previously issued financial statements. The aggregate grant date fair value of such performance-based restricted stock units, computed as provided in this Footnote 2 as of the deemed date of regrant, for Messrs. Ginsberg, de Graaf, and Williams was $188,670, $56,600, and $45,280, respectively. See Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015 (the “2014 Form 10-K”).

(footnotes continue on next page)

(3)

Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown reflect the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation that the named executive officers will actually realize. The grant date fair value of each option grant is estimated based on the fair value on the date of grant using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of our options are set forth in Note 11 to the 2014 Form 10-K. Amounts shown in this column for 2013 do not include the value of certain performance-based nonstatutory stock options that, for accounting purposes only, were deemed forfeited and regranted as a result of the restatement in April 2013 of certain of our previously issued financial statements. The aggregate grant date fair value of such stock options, computed as provided in this Footnote 3 as of the deemed date of regrant, for Messrs. Ginsberg, Miller, and de Graaf was $929,455, $507,135, and $411,530, respectively. See Note 11 to the consolidated financial statements included in the 2014 Form 10-K.

(4)

For 2014, no amounts were paid to any named executive officers under our 2014 Senior Officer Bonus Plan. For 2013, the amounts shown for Messrs. Ginsberg and de Graaf represent the amounts paid under our 2013 Senior Officer Bonus Plan based on the extent to which for 2013 (i) the Company achieved certain pre-established revenue and adjusted operating income goals and (ii) in the case of Mr. de Graaf, such officer achieved individual objectives assigned to him for 2013. For 2012, the amounts shown for Messrs. Ginsberg and Miller represent (for Mr. Ginsberg) or include (for Mr. Miller) the amounts paid under our 2012 executive officer bonus plan based on the extent to which for 2012 (i) the Company achieved certain pre-established revenue and adjusted operating income goals and (ii) in the case of Mr. Miller, the Company achieved certain non-financial Company objectives. For 2012, the amount shown for Mr. Miller also includes an amount paid under our 2012-2013 Executive Officer Integration Bonus Plan based on the extent to which the Company achieved 2012 bookings goals and employment rates of attrition goals for Anue and BreakingPoint.

(5)

The amounts shown in this column for 2014 include (i) matching contributions that the Company made under its 401(k) Plan of $2,500 allocated to the accounts of each of Messrs. Ginsberg, Novak, Miller, and de Graaf, and $1,300 allocated to the account of Mr. Williams; (ii) $768 paid by the Company for term life insurance for each of the named executive officers; (iii) the amount of $13,767 for lease payments and fuel expenses paid for a leased car provided to Mr. Ginsberg, which amount is attributed to Mr. Ginsberg’s personal use of the car, plus $7,077 paid to Mr. Ginsberg as a tax gross up for related personal income; and (iv) the cash value ($3,863) of awards to Mr. Ginsberg under the Company’s President’s Club and employee reward programs.

(6)	Ms. Mayer was appointed to the position of President and Chief Executive Officer in September 2014.
(7)

Under the terms of Ms. Mayer’s August 2014 employment offer letter agreement with the Company, for 2014 Ms. Mayer was paid (i) a guaranteed cash bonus of $500,000 in lieu of being eligible to participate in the 2014 Bonus Plan and to partially replace the value of compensation she was foregoing by leaving HP to join Ixia and (ii) a one-time cash bonus of $2,686,206 to replace the in-the-money value of unvested equity incentives that Ms. Mayer held at HP and that would have vested on or before December 31, 2014 had Ms. Mayer remained at HP. Ms. Mayer’s equity-based bonus is subject to forfeiture on a pro rata basis if she voluntarily terminates her employment with the Company or is terminated by the Company for “cause” (as defined in the Ixia Officer Severance Plan (As Amended and Restated effective January 1, 2009), as amended), prior to October 1, 2015. See “Compensation Discussion and Analysis” above for additional information regarding these bonuses.

(8)	Mr. Ginsberg serves as Chairman and Chief Innovation Officer and, from October 2013 to September 2014, also served as Acting Chief Executive Officer.
(9)	Mr. Novak was appointed to the position of Acting Chief Financial Officer in March 2014 and was promoted to the position of Chief Financial Officer in September 2014.
(10)

Mr. Novak received a discretionary bonus of $50,000 in recognition of his work in 2014 with respect to the June 2014 restatement of the Company’s financial statements for the first and second quarters of 2013 and the filings in June 2014 and September 2014 of the Company’s then delinquent reports with the SEC.

(11)	Mr. Miller resigned from the position of Chief Financial Officer in March 2014.
(12)

The amount shown for Mr. Miller includes a total of $838,708 paid or payable to Mr. Miller in installments, commencing in June 2014 and ending in March 2015, as severance compensation under the Company’s 2000 Severance Plan. The amount also includes $32,692, which is the approximate expense to the Company of maintaining, in accordance with the 2000 Severance Plan, Mr. Miller’s health insurance for a period of 18 months.

(13)	Mr. Pepe was appointed to the position of Chief Operating Officer in October 2013.
(14)	Mr. de Graaf was appointed to the position of Vice President, Operations in January 2008, and was promoted to the position of Senior Vice President, Operations in February 2015.
(15)	Mr. Williams was appointed to the position of Vice President, Human Resources in August 2008, and was promoted to the position of Senior Vice President, Human Resources in February 2015.

Grants of Plan-Based Awards

The following table sets forth certain information concerning potential payouts under grants of awards under our cash and equity incentive plans during 2014 to our named executive officers. This table does not reflect the deemed regrant of certain performance-based nonstatutory stock options that, for accounting purposes, were deemed forfeited in 2013 and regranted in 2014 as a result of our restatement in April 2013 of certain of our previously issued financial statements. See Footnote 3 to the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Executive Officer	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Bethany Mayer	10/02/14	—		—		—		—		700,000	(3)	9.13	2,368,476

Errol Ginsberg(4)	10/02/14	4,871 —	(5)	487,196 —	(6)	974,392 —	(7)	— —		— 330,000	(8)	— 9.13	— 1,114,323

Brent T. Novak(9)	10/02/14 11/10/14	1,668 — —	(5)	166,858 — —	(6)	333,716 — —	(7)	— 20,000 —	(10)	— — 100,000	(11)	— 9.13 10.17	— 182,600 367,400

Alexander J. Pepe	10/02/14 12/03/14 12/03/14	2,100 — — —	(5)	216,000 — — —	(6)	432,000 — — —	(7)	— — — 13,613	(13)	— 125,000 26,387 —	(8) (12)	— 9.13 10.35 10.35	— 422,093 100,158 140,895

Raymond de Graaf	10/02/14	1,830 —	(5)	183,000 —	(6)	366,000 —	(7)	— —		— 80,000	(8)	— 9.13	— 270,139

Christopher L. Williams	10/02/14	1,620 —	(5)	162,000 —	(6)	324,000 —	(7)	— —		— 65,000	(8)	— 9.13	— 219,489

(1)

These amounts represent cash incentive bonuses that were potentially payable to our named executive officers (other than Ms. Mayer and Mr. Miller) under our 2014 Senior Officer Bonus Plan (the “2014 Bonus Plan”). As set forth in the “Non-Equity Incentive Plan” column in the Summary Compensation Table above, none of the named executive officers who were eligible to earn an annual bonus under the 2014 Bonus Plan received such a bonus for 2014. Under the 2014 Bonus Plan, each eligible officer was entitled to receive an annual bonus based on the degree to which the Company achieved pre-established financial performance goals for 2014. Our Compensation Committee established financial performance targets for 2014, consisting of revenue and adjusted operating income targets, and a formula for determining annual bonuses based on a specified percentage of an officer’s base salary. “Adjusted operating income” was defined as the Company’s operating income from continuing operations calculated on a consolidated basis for the year ended December 31, 2014 after taking into account bonuses (if any) payable under the 2014 Bonus Plan and under the Company’s 2014 employee bonus plan, and as adjusted to exclude the effects of equity incentive compensation expenses, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income. Ms. Mayer was not eligible to earn a bonus under the 2014 Bonus Plan. See the Summary Compensation Table above for information regarding the bonuses paid to Ms. Mayer for 2014.

(2)

Stock awards and option awards are shown at their aggregate grant fair value computed in accordance with FASB ASC Topic 718, and such amounts are not necessarily indicative of the compensation actually received or realized upon the vesting or exercise of such equity incentives. The fair value of each option grant is estimated based on the fair value on the date of grant using the Black-Scholes option pricing model. The grant date fair value of each award of restricted stock units is measured based on the closing sales price of our Common Stock on the date of grant, as reported on the Nasdaq Global Select Market. Assumptions used to calculate the fair value of our options are set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015.

(3)

These options were granted under the 2008 Plan and vest and become exercisable as to 175,000 shares on September 16, 2015 and vest and become exercisable as to the remaining 525,000 shares in 12 equal quarterly installments, with the first installment vesting on December 31, 2015 and one additional installment vesting on the last day of each of the 11 calendar quarters thereafter, as long as Ms. Mayer remains an employee of the Company. The options have a maximum term of seven years.

(4)

Mr. Ginsberg’s bonus amounts, as set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, reflect proration based on the portions of 2014 for which he served as both Acting Chief Executive Officer and Chief Innovation Officer (for which his target bonus opportunity was 100% of base salary) and then as Chief Innovation Officer only (for which his target bonus opportunity was 70% of base salary).

(5)

The amount shown represents the estimated “threshold” payout under the 2014 Bonus Plan and assumes that the Company achieved the revenue and operating income goals required for the payment of 1% of an officer’s annual target bonus opportunity under the 2014 Bonus Plan.

(footnotes continue on next page)

(6)

The amount shown represents the “target” payout under the 2014 Bonus Plan and assumes that the Company achieved the revenue and adjusted operating income goals required for the payment of 100% of an officer’s annual bonus opportunity under the 2014 Bonus Plan.

(7)

The amount shown represents the “maximum” payout under the 2014 Bonus Plan and assumes that the Company achieved the revenue and adjusted operating income goals required for the payment of an officer’s maximum annual bonus opportunity under the 2014 Bonus Plan.

(8)

These options were granted under the 2008 Plan. The options vested and became exercisable immediately as to 12.5% of the shares covered thereby and vest and become exercisable as to the remaining shares in 14 equal quarterly installments, with the first installment vesting on December 31, 2014 and one additional installment vesting on the last day of each of the 13 calendar quarters thereafter, as long as the named executive officer remains an employee of the Company. The options have a maximum term of seven years.

(9)

Mr. Novak’s bonus amounts, as set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, reflect proration based on the portion of 2014 for which he served as an executive officer (i.e., as Acting Chief Financial Officer or Chief Financial Officer). His target bonus for the earlier portion of the year was $16,845 under the Company’s 2014 employee bonus plan (he did not receive a bonus under that plan due to the Company’s financial performance).

(10)

These RSUs were granted under the 2008 Plan. The RSUs vested and became exercisable as to 3,750 shares on November 15, 2014 and vest as to the remaining 16,250 shares in 13 equal quarterly installments, with the first installment vesting on February 15, 2015 and one additional installment vesting on the 15th day of the second calendar month of each of the 12 calendar quarters thereafter, as long as Mr. Novak remains an employee of the Company.

(11)

These options were granted under the 2008 Plan. The options vest in 16 equal quarterly installments, with the first installment vesting on December 31, 2014 and one additional installment vesting on the last day of each of the 15 calendar quarters thereafter, as long as Mr. Novak remains an employee of the Company. The options have a maximum term of seven years.

(12)

These options were granted under the 2008 Plan. The options vested and became exercisable as to 18,494 shares on December 4, 2014 and as to 2,199 shares on December 31, 2014. The options vest and become exercisable as to the remaining 5,694 shares in six equal monthly installments, with the first installment vesting on January 31, 2015 and one additional installment vesting of the last day of each of the five calendar months thereafter, as long as Mr. Pepe remains an employee of the Company. The options have a maximum term of seven years.

(13)

These RSUs were granted under the 2008 Plan. The RSUs vested as to 8,171 shares on December 4, 2014, vested as to 1,135 shares on December 31, 2014, and vest as to the remaining 4,307 shares in six equal monthly installments, with the first installment vesting on January 31, 2015 and one additional installment vesting on the last day of each of the five calendar months thereafter, as long as Mr. Pepe remains an employee of the Company. The shares underlying the vested RSUs were or will be issued as follows: (a) 5,000 shares on December 31, 2014, and (b) the remaining 8,613 shares, to the extent vested, on the earlier of June 30, 2015 or the termination for any reason of Mr. Pepe’s employment with the Company.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth certain information concerning outstanding unexercised, unvested, and/or unearned equity awards that were held as of December 31, 2014 by our named executive officers. The table does not reflect any deemed cancellation or regrant of certain performance-based options and RSUs that, for accounting purposes only, were deemed forfeited in 2013 as a result of our restatement in April 2013 of certain of our previously issued financial statements and then regranted in either 2013 or 2014, as applicable. See Note 11 to the consolidated financial statements included in our 2014 Form 10-K.

	Option Awards							Stock Awards
Executive Officer	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Bethany Mayer	10/02/14	—		700,000	(4)	9.13	10/02/21

Errol Ginsberg	05/28/08 02/19/09 03/12/10 03/12/10 02/08/11 02/08/11 03/16/12 03/16/12 12/13/12 02/07/13 11/05/13 10/02/14	6,250 46,875 50,625 70,000 64,687 85,000 51,562 37,500 25,000 5,468 12,000 61,875	(7) (8)	— — — — 4,313 — 23,438 12,500 25,000 7,032 — 268,125	(7) (8)	7.99 5.00 8.88 8.88 18.09 18.09 12.66 12.66 15.47 20.94 13.46 9.13	05/28/15 02/19/16 03/12/17 03/12/17 02/08/18 02/08/18 03/16/19 03/16/19 12/13/19 02/07/20 11/05/20 10/02/21	02/08/11 03/16/12 03/16/12 12/13/12 02/07/13 02/07/13	957 7,813 5,210 8,350 2,307 56,700	(5) (6)	10,766 87,896 58,613 93,938 25,954 637,875

Brent T. Novak	11/10/14	6,250		93,750		10.17	11/10/21	10/06/11 10/04/12 10/10/13 10/02/14	1,500 4,000 5,250 16,250	(9)	16,875 45,000 59,063 182,813

Alexander J. Pepe	07/01/12 12/13/12 11/05/13 10/02/14 12/03/14	62,500 12,000 5,500 23,437 20,693	(10) (8) (13)	37,500 12,000 — 101,563 5,694	(10) (8) (13)	12.02 15.47 13.46 9.13 10.35	07/01/19 12/13/19 11/05/20 10/02/21 12/03/21	12/13/12 02/07/13 12/03/14	4,000 18,400 4,307	(11) (6) (12)	45,000 207,000 48,454

Raymond de Graaf	02/19/09 03/12/10 03/12/10 02/08/11 02/08/11 02/02/12 02/02/12 12/13/12 02/07/13 10/02/14	1,563 15,625 15,625 23,906 42,500 15,468 11,249 6,000 3,500 15,000	(7) (8)	— — — 1,594 — 7,032 3,751 6,000 4,500 65,000	(7) (8)	5.00 8.88 8.88 18.09 18.09 12.74 12.74 15.47 20.94 9.13	02/19/16 03/12/17 03/12/17 02/08/18 02/08/18 02/02/19 02/02/19 12/13/19 02/07/20 10/02/21	02/08/11 02/02/12 02/02/12 12/13/12 02/07/13 02/07/13	357 2,344 1,563 2,000 1,519 15,600	(5) (6)	4,016 26,370 17,584 22,500 17,089 175,500

Christopher L. Williams	02/19/09 03/12/10 03/12/10 02/08/11 02/08/11 02/02/12 02/02/12 12/13/12 02/07/13 10/02/14	1,563 13,437 40,000 23,906 42,500 12,375 9,000 6,000 3,500 12,187	(7) (8)	— — — 1,594 — 5,625 3,000 6,000 4,500 52,813	(7) (8)	5.00 8.88 8.88 18.09 18.09 12.74 12.74 15.47 20.94 9.13	02/19/16 03/12/17 03/12/17 02/08/18 02/08/18 02/02/19 02/02/19 12/13/19 02/07/20 10/02/21	02/08/11 02/02/12 02/02/12 12/13/12 02/07/13 02/07/13	357 1,875 1,250 2,000 1,519 15,600	(5) (6)	4,016 21,094 14,063 22,500 17,089 175,500

(footnotes begin on next page)

(1)	Unless otherwise indicated, stock options vest and become exercisable in 16 equal quarterly installments over approximately four years following the date of grant.
(2)

Unless otherwise indicated, RSUs vest and the shares covered thereby will upon vesting be automatically issued in 16 equal quarterly installments over approximately four years following the date of grant.

(3)	Market value of RSUs is based on the closing sales price of a share of Ixia Common Stock of $11.25 on December 31, 2014, as reported on the Nasdaq Global Select Market.
(4)	These options vest and become exercisable as to 175,000 shares on September 16, 2015 and as to the remaining 525,000 shares in 12 equal quarterly installments commencing on December 31, 2015.
(5)

These RSUs were granted in 2012 as performance-based RSUs. The number of performance-based RSUs that were earned by the named executive officer and that became eligible for vesting was based on the percentage degree to which the Company achieved a Compensation Committee-approved pre-set target of Non-GAAP Operating Profit per Average Number of Shares Outstanding (“Operating Profit per Share”) for the Company’s combined 2012 and 2013 fiscal years. The Operating Profit per Share target for the 2012 and 2013 fiscal years at which named executive officers would earn 100% of their performance-based RSUs was set at $1.79. Based on the combined Operating Profit per Share of $2.20 achieved by the Company for fiscal 2012 and 2013, each of Messrs. Ginsberg, de Graaf, and Williams earned 100% of his performance-based RSUs, of which 50% vested on June 24, 2014, which was the date on which the Compensation Committee certified the 2012-2013 Operating Profit per Share, and the remaining 50% vest in eight equal quarterly installments, with the first such installment vesting on June 24, 2014 and one additional installment vesting on August 15, 2014 and on the 15th day of the second calendar month of each of the six calendar quarters thereafter, as long as the named executive officer remains an employee of the Company. For the definition of “Non-GAAP Operating Profit per Average Number of Shares Outstanding,” please see the Compensation Discussion and Analysis section of this proxy statement.

(6)

These RSUs were granted in 2013 as performance-based RSUs, and in accordance with their terms, were cancelled and forfeited on April 20, 2015. Under the terms of these awards, up to 100% of the RSUs could be earned and 50% of any earned RSUs would vest based on the percentage degree to which the Company achieved a target Operating Profit per Share approved by the Compensation Committee in 2013 for the Company’s combined 2013 and 2014 fiscal years. The combined Operating Profit per Share target for the 2013 and 2014 fiscal years at which named executive officers would earn 100% of the RSUs was set at $3.07, and the threshold level at which named executive officers could earn at least a portion of the awards was set at $2.05. Based on the combined 2013-2014 Operating Profit per Share, as certified by the Compensation Committee on April 20, 2015, of $1.55, the RSUs held by Messrs. Ginsberg, Pepe, de Graaf, and Williams, were on such date determined not to have been earned and were automatically cancelled and forfeited in their entirety.

(7)

These options were granted in 2012 as performance-based options. The number of performance-based options that were earned by the named executive officer and that became eligible for vesting was based on the percentage degree to which the Company achieved a target Operating Profit per Share approved by the Compensation Committee for the Company’s combined 2012 and 2013 fiscal years. See Footnote 5 above for information regarding the Operating Profit per Share target and actual amounts for the 2012-2013 performance period. Based on the 2012-2013 combined Operating Profit per Share, each named executive officer earned 100% of his performance-based options. Accordingly, 50% of such options vested and became exercisable on June 24, 2014, which was the date on which the Compensation Committee certified the 2012-2013 combined Operating Profit per Share, and the remaining 50% vest and become exercisable in eight equal installments, with the first of such installments vesting on June 24, 2014, the second of such installments vesting on June 30, 2014, and the remaining six installments vesting on the last day of each of the six calendar quarters thereafter, as long as the named executive officer remains an employee of the Company.

(8)

These options vested and became exercisable immediately as to 12.5% of the shares covered thereby and vest and become exercisable as to the remaining shares in 14 equal quarterly installments, with the first installment vesting on December 31, 2014 and one additional installment vesting on the last day of each of the 13 calendar quarters thereafter, as long as the named executive officer remains an employee of the Company.

(9)

20,000 RSUs were granted to Mr. Novak on October 2, 2014. The RSUs vested and became exercisable as to 3,750 shares on November 15, 2014 and vest as to the remaining 16,250 shares in 13 equal quarterly installments, with the first installment vesting on February 15, 2015 and one additional installment vesting on the 15th day of the second calendar month of each of the 12 calendar quarters thereafter, as long as Mr. Novak remains an employee of the Company.

(10)

These options vested and became exercisable as to 25,000 shares on June 1, 2013, and vest and become exercisable as to the remaining 75,000 shares in 12 equal monthly installments commencing on September 30, 2013, with one additional installment vesting on the last day of each of the 11 calendar quarters thereafter, as long as Mr. Pepe remains an employee of the Company.

(11)

6,500 RSUs were granted to Mr. Pepe on December 13, 2012. The RSUs vest in 13 equal quarterly installments, with the first installment vesting on November 15, 2013 and one additional installment vesting on the 15th day of the second calendar month of each of the 12 calendar quarters thereafter, as long as Mr. Pepe remains an employee of the Company.

(12)

13,613 RSUs were granted to Mr. Pepe on December 3, 2014. The RSUs vested as to 8,171 shares on December 4, 2014, vested as to 1,135 shares on December 31, 2014, and vest as to the remaining 4,307 shares in six equal monthly installments, with the first installment vesting on January 31, 2015 and one additional installment vesting on the last day of each of the five calendar months thereafter, as long as Mr. Pepe remains an employee of the Company. The shares underlying the vested RSUs were or will be issued as follows: (a) 5,000 shares were issued on December 31, 2014, and (b) the remaining 8,613 shares, to the extent vested, will be issued on the earlier of June 30, 2015 or the termination for any reason of Mr. Pepe’s employment with the Company.

(13)

These options vested and became exercisable as to 18,494 shares on December 4, 2014 and as to 2,199 shares on December 31, 2014. The options vest and become exercisable as to the remaining 5,694 shares in six equal monthly installments, with the first installment vesting on January 31, 2015 and one additional installment vesting of the last day of each of the five calendar months thereafter, as long as Mr. Pepe remains an employee of the Company.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and the vesting of RSUs during 2014 for our named executive officers.

	Option Awards(1)		Stock Awards(1)
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Bethany Mayer	—	—	—	—
Errol Ginsberg	—	—	30,732	326,108
Brent T. Novak	—	—	11,000	116,733
Thomas B. Miller	115,826	84,837	3,675	42,152
Alexander J. Pepe	—	—	26,500	280,079
Raymond de Graaf	—	—	8,412	91,535
Christopher L. Williams	—	—	7,350	79,893

(1)	All information provided in this table relates to stock options and RSUs awarded under our Second Amended and Restated 2008 Equity Incentive Plan.
(2)

The value realized equals the difference between the closing sales price of Ixia Common Stock on the exercise date, as reported on Nasdaq Global Select Market, and the option exercise price, multiplied by the number of shares for which the option was exercised.

(3)	The value realized equals the closing sales price of Ixia Common Stock on the vesting date, as reported on Nasdaq Global Select Market, multiplied by the number of shares as to which the RSUs vested.

Pension Benefits/Nonqualified Deferred Compensation Plans

Ixia’s named executive officers did not receive any benefits in 2014 from Ixia under deferred pension or deferred contribution plans other than benefits under Ixia’s 401(k) Plan described in Footnotes 1 and 5 to the Summary Compensation Table above. Ixia does not maintain a nonqualified deferred contribution or other deferred compensation plan for its executive officers.

Termination of Employment and Change-in-Control Arrangements

Our named executive officers who are currently employed by the Company are eligible to receive severance compensation and benefits under severance and change-in-control provisions contained in our officer severance plans if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our named executive officers to act in the best interests of our Company and its shareholders in the event that a hostile or friendly change-in-control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change-in-control. We also believe that these provisions provide appropriate severance compensation and benefits to our named executive officers if they are terminated without cause or terminate their employment for good reason even in the absence of a change-in-control. Furthermore, we believe that severance and change-in-control benefits are effective in recruiting and retaining executive officers.

Under our severance plans, our named executive officers are entitled to receive severance compensation and benefits following a termination of their employment, if such termination is non-temporary, involuntary and without cause or if the officer terminates his or her employment voluntarily under certain limited circumstances (e.g., a material diminution in base salary). In addition, if there is a change-in-control in the Company, an eligible officer will receive benefits under the severance plan if his or her employment terminates under certain circumstances in connection with the change-in-control. The amount of the severance compensation and benefits payable upon termination of employment under circumstances entitling a named executive officer to severance can vary depending on which of our severance plans the officer participates in. As a condition of receiving severance benefits, an officer who is entitled to receive benefits under a severance plan must sign a severance agreement that includes, among other provisions, a release of certain claims he or she may have against us and post-termination non-solicitation and non-disparagement provisions.

In September 2000, the Company adopted the Ixia Officer Severance Plan (as amended to date, the “2000 Severance Plan”) under which each eligible officer was entitled to severance pay based on a formula that took into account the officer’s highest annual compensation, the number of years employed by us, and the highest office attained prior to termination.

Effective January 1, 2009, the Company in effect adopted a second officer severance plan by amending and restating the 2000 Severance Plan as then in effect in the form of the “Ixia Officer Severance Plan (As Amended and Restated Effective January 1, 2009)” (as amended to date, the “2009 Severance Plan”), while also retaining the 2000 Officer Severance Plan. The Board adopted the 2009 Severance Plan principally to provide severance benefits that were deemed to be more competitive with the benefits offered by certain of our then peer group companies and to reflect trends and developments in severance and change-in-control benefits and practices. As compared to the 2000 Severance Plan, the 2009 Severance Plan provides for, among other things, changes to the calculation of severance benefits and the addition of provisions for the acceleration of the vesting of all or a portion (depending on the circumstances) of the equity incentives held by an eligible officer upon a qualifying termination of employment. Each executive officer who participated in the 2000 Severance Plan was afforded an opportunity to irrevocably elect whether to remain a participant in the 2000 Severance Plan or to become a participant in the 2009 Severance Plan.

Severance benefits under both the 2000 Severance Plan and the 2009 Severance Plan include cash severance compensation as well as continuation, at the Company’s expense, of health care insurance for a period of 18 months following termination of employment. Severance benefits are not payable if termination of an eligible officer’s employment occurs under certain circumstances specified in the 2000 or 2009 Severance Plan, as applicable, including as a result of retirement or a termination of an officer by the Company for “cause” (as defined in the applicable Plan).

The 2009 Severance Plan currently applies to all named executive officers employed by the Company other than Mr. Ginsberg, who elected to remain a participant under the 2000 Severance Plan. Mr. Miller, our former Chief Financial Officer, also elected to remain as a participant in the 2000 Severance Plan and, in 2014, became entitled to receive severance compensation and benefits thereunder.

General Severance Compensation

Under each of the 2000 Severance Plan and the 2009 Severance Plan, the eligible officers are entitled to receive general severance compensation and benefits if their employment terminates under certain conditions, other than in connection with a change-in-control of the Company. The circumstances under which an eligible officer is entitled to general severance compensation and benefits include but are not limited to the officer’s termination by the Company other than for “cause” (as defined in each Plan) and the officer’s voluntary termination following a material reduction (e.g., more than 10%) in his or her annual base salary.

2000 Severance Plan. Under the 2000 Severance Plan, the amount of general severance cash compensation that an eligible officer is entitled to receive is calculated based on a formula that takes into account (i) the officer’s highest annual compensation, (ii) the length of the officer’s employment as an eligible officer, and (iii) the officer’s position. The 2000 Severance Plan defines “annual compensation” as the highest annual cash compensation (i.e., base salary plus bonus for the prior year) paid to an eligible officer during the period he or she served as an eligible officer. Specifically, under the 2000 Severance Plan, Mr. Ginsberg is, and Mr. Miller was, prior to his 2014 resignation as an officer and employee of the

Company, eligible to receive general severance cash compensation (without any accelerated vesting of equity incentive awards) equal to a specified percentage (i.e., 300% in the case of Mr. Ginsberg and 140% in the case of Mr. Miller) of his highest annual compensation, which percentage is or was, as applicable, based on years of service as an eligible officer and the highest office attained prior to termination.

2009 Severance Plan. Under the 2009 Severance Plan, the amount of general severance cash compensation that an eligible officer is entitled to receive is calculated based on a formula that takes into account (i) the officer’s most recent annual compensation, (ii) the length of the officer’s employment as an eligible officer, and (iii) the officer’s position. The 2009 Severance Plan defines “annual compensation” for this purpose as the officer’s current annual base salary rate plus the average annual bonus earned by the eligible officer in his or her capacity as such over the prior three-year period. Specifically, an individual serving as the Company’s Chief Executive Officer who has been designated as an eligible officer under the 2009 Severance Plan is eligible to receive general severance cash compensation equal to 100% of annual compensation if he or she has been employed by the Company as an eligible officer for less than one year prior to termination or 200% of such compensation if he or she has been employed by the Company as an eligible officer for one or more years prior to termination. Other eligible officers are eligible to receive general severance cash compensation equal to 50% of annual compensation if they have been employed by the Company as eligible officers for less than one year prior to termination or 100% of annual compensation if they have been employed by the Company as eligible officers for one or more years prior to termination.

Under the 2009 Severance Plan, if an eligible officer is entitled to receive general severance compensation and benefits, then upon termination of employment the vesting of his or her unvested equity incentive awards (other than rights granted under the Company’s Employee Stock Purchase Plan) will generally accelerate for awards scheduled to vest within 12 months following the termination of employment and, in the case of exercisable securities such as stock options, will remain exercisable for the longer of (i) the period specified in the applicable equity award agreement or (ii) 90 days following the termination of the officer’s employment with the Company.

Change-in-Control Severance Compensation

2000 Severance Plan. Under the 2000 Officer Severance Plan, in the event of a change-in-control (as defined in the 2000 Severance Plan) of the Company, an eligible officer is entitled to receive change-in-control severance compensation and benefits if within two years following the change-in-control, the officer elects to terminate his or her employment with the Company for “good reason” (as defined in the 2000 Severance Plan). The amount of change-in-control cash compensation that an eligible officer is entitled to receive is the same as the amount he would receive if he were entitled to receive general severance compensation under the 2000 Severance Plan. The 2000 Severance Plan does not provide for any acceleration of equity incentive awards in the event of a termination of employment either following a change-in-control or in connection with a qualifying non-change-in-control termination of employment.

2009 Severance Plan. Under the 2009 Severance Plan, in the event of a change-in-control (as defined in the 2009 Severance Plan) of the Company and in lieu of the general severance compensation and benefits described above, an eligible officer is entitled to receive change-in-control severance compensation and benefits if, in connection with or within two years following the change-in-control, the officer elects for “good reason” (as defined in the 2009 Severance Plan) to terminate his or her employment with the Company or an acquiror or is terminated by the Company or an acquiror without “cause” (as defined in the 2009 Severance Plan). The amount of change-in-control severance cash compensation that an eligible officer is entitled to receive under the 2009 Severance Plan is calculated based on the officer’s most recent annual compensation. The 2009 Severance Plan defines “annual compensation” for this purpose as the officer’s cash compensation during the most recent calendar year (defined as base salary plus target bonus). Specifically, an individual serving as the Company’s Chief

Executive Officer who has been designated as an eligible officer under the 2009 Severance Plan is eligible to receive change-in-control severance compensation equal to 200% of his or her annual compensation, and other eligible officers are eligible to receive change-in-control severance compensation equal to 125% of such compensation. Under the 2009 Severance Plan, if an eligible officer is entitled to receive change-in-control severance compensation as a result of a termination by the Company or an acquiror without cause (but not in the event of the officer’s election to terminate employment for good reason), then upon termination of employment the vesting of his or her equity incentive awards (other than rights granted under the Company’s Employee Stock Purchase Plan and rights granted after the effective date of the change-in-control) will generally vest to the extent then unvested and, in the case of exercisable securities such as stock options, will remain exercisable for the longer of (a) the period specified in the applicable equity award agreement or (b) one year following the termination of the officer’s employment.

Potential Amounts Payable under our Severance Plans

Each of our named executive officers currently employed by the Company qualifies as an eligible officer in the applicable officer severance plan in which he or she participates. Because the amount of severance compensation and benefits payable to our named executive officers under the 2000 Severance Plan and the 2009 Severance Plan could vary depending on a number of factors, including an officer’s length of employment as an eligible officer as of his or her termination date, upon the Board’s adoption of the 2009 Severance Plan our then-current executive officers who participated in the 2000 Severance Plan were provided an option to choose which severance plan they wanted to participate in. As noted above, Messrs. Ginsberg and Miller elected to remain as participants in the 2000 Severance Plan, while Messrs. de Graaf and Williams elected to participate in the 2009 Severance Plan. Ms. Mayer and Messrs. Novak and Pepe became executive officers after the Board’s adoption of 2009 Severance Plan, and they were not given the option to choose the Plan in which they participate. Ms. Mayer and Messrs. Novak and Pepe all participate in the 2009 Severance Plan.

Each eligible officer is entitled to severance pay based on a formula set forth in the applicable severance plan. Table 1 below sets forth the general severance compensation and benefits to which each named executive officer who was employed on December 31, 2014 would have been entitled had his employment terminated as of December 31, 2014 under circumstances entitling him to severance benefits in a “non-change-in-control” termination. Table 2 below sets forth the potential severance cash compensation and benefits to which each such named executive officer would have been entitled had his employment terminated as of December 31, 2014 in connection with a change-in-control and under circumstances entitling him to severance benefits.

Table 1

	Severance Compensation in a Non-Change-in-Control Termination
Executive Officer(1)	Severance Cash Compensation ($)	Market Value of Unexercisable Options that Vest ($)(2)		Market Value of Restricted Stock Units that Vest ($)(3)		Health Benefits ($)(4)	Total Non- Change-in-Control Compensation ($)
Bethany Mayer	650,000	$463,750		—		32,692	1,146,442
Errol Ginsberg	2,512,761	N/A	(5)	N/A	(5)	32,692	2,545,453
Brent T. Novak	167,500	27,000		83,486		32,692	310,678
Alexander J. Pepe	440,640	71,375		113,771		39,609	665,395
Raymond de Graaf	453,245	42,400		40,489		22,626	558,760
Christopher L. Williams	403,942	34,450		35,224		32,692	506,308

Table 2

	Severance Compensation if Termination in connection with or following a Change-in-Control
Executive Officer(1)	Severance Cash Compensation ($)	Market Value of Unexercisable Options that Vest ($)(2)		Market Value of Restricted Stock Units that Vest ($)(3)		Health Benefits ($)(4)	Total Change-in-Control Compensation ($)
Bethany Mayer	2,300,000	1,484,000		—		32,692	3,816,692
Errol Ginsberg	2,512,761	N/A	(5)	N/A	(5)	32,692	2,545,453
Brent T. Novak	648,379	101,250		303,750		32,692	1,086,071
Alexander J. Pepe	720,000	220,438		93,454		39,609	1,073,501
Raymond de Graaf	610,000	137,800		87,559		22,626	857,985
Christopher L. Williams	540,000	111,964		78,761		32,692	763,417

(1)	Ms. Mayer and Messrs. Novak, Pepe, de Graaf, and Williams participate in the 2009 Severance Plan. Mr. Ginsberg participates in the 2000 Severance Plan.
(2)

Represents the market value upon acceleration of stock options held as of December 31, 2014. The market value equals the difference between the closing sales price of a share of Ixia Common Stock of $11.25 on December 31, 2014 as reported on the Nasdaq Global Select Market and the option exercise price, multiplied by the number of options for which vesting would be accelerated.

(3)

Represents the market value upon acceleration of RSUs held as of December 31, 2014. The market value of RSUs is based on the closing sales price of a share of Ixia Common Stock of $11.25 on December 31, 2014 as reported on the Nasdaq Global Select Market, multiplied by the number of RSUs for which vesting would be accelerated.

(4)	Represents the cost of health care continuation insurance for 18 months.
(5)	As a participant in the 2000 Severance Plan, Mr. Ginsberg is not entitled to acceleration of his equity incentives in connection with the termination of his employment for any reason.

Tom Miller, the Company’s former Chief Financial Officer, was entitled to receive severance payments and benefits under the 2000 Severance Plan in connection with his resignation as Chief Financial Officer in March 2014. Accordingly, upon the termination of Mr. Miller’s employment on June 3, 2014, the Company entered into an employment separation agreement with Mr. Miller pursuant to the 2000 Severance Plan. In that agreement, the Company agreed to (i) pay to Mr. Miller the aggregate sum of $838,908 in monthly installments over a period that commenced in June 2014 and ended in March 2015, and (ii) provide Mr. Miller with continued health care insurance coverage for a period of 18 months following the termination of his employment. Our total expense for maintaining Mr. Miller’s health insurance for that period is approximately $32,692. Benefits to Mr. Miller under the 2000 Severance Plan did not include the acceleration of the vesting of any equity awards.

Under Section 280G of the Internal Revenue Code (the “Code”), an employer will lose a deduction for tax purposes with respect to an “excess parachute payment” payable upon a change in the employer’s control or ownership, and a 20% excise tax will be imposed on the recipient of an excess parachute payment. A parachute payment is generally defined as any payment in the nature of compensation paid to an officer or highly compensated individual which is contingent on a change-in-control or ownership, provided that the aggregate value of all such payments is at least three times the recipient’s base amount (i.e., the recipient’s average taxable compensation for the five years prior to the year in which the change-in-control occurs). An excess parachute payment is generally defined as an amount equal to the excess of any parachute payment over the portion of the base amount allocated to such payment. Under the Company’s 2000 Severance Plan and 2009 Severance Plan, in the event that an eligible officer’s severance benefits upon termination will exceed three times that officer’s base compensation for purposes of Section 280G of the Code, then the benefits payable to that officer under such Plan will automatically be reduced by the minimum amount necessary to ensure that the benefits do not constitute an excess parachute payment under Section 280G.

Equity Compensation Plan Information

We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees, and directors upon the exercise or vesting of stock options and upon the vesting of restricted stock units. These plans are our:

•	Amended and Restated 1997 Equity Incentive Plan (the “1997 Plan”), which expired in May 2008;

•	Second Amended and Restated Ixia 2008 Equity Incentive Plan (the “2008 Plan”); and

•	2010 Employee Stock Purchase Plan, as amended (the “2010 ESPP”).

All of these plans have been approved by our shareholders.

The following table summarizes information about outstanding stock options, restricted stock units, and shares reserved for future issuance as of December 31, 2014 under the Company’s equity incentive plans described above:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
1997 Plan	66,557	(2)	$8.29	0
2008 Plan	7,252,315	(3)	12.16	13,171,249
2010 ESPP	—		—	1,978,784	(4)

Total	7,318,872		$12.11	15,150,033

(1)	The weighted-average exercise price of outstanding options does not take into account outstanding RSUs since they do not have an exercise price.
(2)	All such shares are issuable upon the exercise of outstanding stock options.
(3)	Represents 1,922,668 shares of Ixia Common Stock issuable upon the exercise of outstanding stock options and 5,329,647 shares of Ixia Common Stock issuable upon the vesting of outstanding RSUs.
(4)

On May 1 of each year, the number of shares authorized and reserved for issuance under the 2010 ESPP automatically increases by the lesser of (i) 500,000 shares; (ii) a number of shares equal to 1.0% of the Company’s outstanding shares on the last day of our prior fiscal year; or (iii) an amount determined by the Board. On May 1, 2014, the number of shares authorized and reserved for issuance under the 2010 ESPP was increased by 500,000 shares.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee consisted of Ms. Hamilton (Chair) and Messrs. Asscher and Fram, all of whom during their tenure on the Committee were non-employee directors of the Company. No member of the Compensation Committee was at any time during 2014 or at any other time an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company during 2014 requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers serves, or in 2014 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Ixia’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report by the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in any such filing.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis for 2014 as set forth in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and its incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE

Gail Hamilton

Laurent Asscher

Jonathan Fram

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the policy and practice of our Board to review information concerning “related party transactions,” which are transactions between Ixia and related persons in which the aggregate amount exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Related persons include our directors, director nominees, and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving the Company, then the Audit Committee and the disinterested members of our Board would review and, if appropriate, approve or ratify such transaction, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussions or deliberations involving the transaction at issue. Although the Company’s policy for the review and approval of related party transactions is not in writing, the charter for the Audit Committee provides that one of the Audit Committee’s responsibilities is the review and approval of related party transactions. The Company’s General Counsel from time to time advises the Audit Committee and the Board on the application of the policy.

There were no transactions since the beginning of 2014, and there is no currently proposed transaction, in which Ixia was or is to be a participant in which any related person had or will have a material interest.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in any such filing.

All members of the Audit Committee are independent directors under current Nasdaq listing standards and SEC rules and meet applicable financial experience requirements. The duties, responsibilities, and operation of the Audit Committee are governed by a charter, a copy of which is available under “Corporate Governance” in the Investors section of our website at www.ixiacom.com.

The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Our management has the primary responsibility for Ixia’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of our internal control over financial reporting. Our management is responsible for the preparation, presentation, and integrity of our consolidated financial statements and financial reporting and control processes and procedures, including our system of internal control over financial reporting and our disclosure controls and procedures. Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2014, was responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. In addition, Deloitte & Touche LLP was responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of our oversight function, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 with the Company’s management and Deloitte & Touche LLP. We discussed with our management and with Deloitte & Touche LLP their judgments as to both the quality and the acceptability of our accounting principles, the reasonableness of significant judgments reflected in the consolidated financial statements, and the clarity of the disclosures in such financial statements. During 2014, we continued to monitor the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of our internal control over financial reporting. As part of our oversight responsibilities, we met periodically with Deloitte & Touche LLP, separately and with management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the quality of its financial reporting process.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, and other matters that are required to be discussed by an independent registered public accounting firm with an audit committee under the standards of the Public Company Accounting Oversight Board. We have also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP with the Audit Committee concerning independence, and we have discussed with Deloitte & Touche LLP its independence from Ixia.

Our management and Deloitte & Touche LLP have more detailed knowledge and information regarding our accounting, auditing, internal controls, and financial reporting practices, than we do. We rely without independent verification on the information provided to us and on the representations made by our management and by Deloitte & Touche LLP. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in conformity with generally accepted accounting principles, or that Deloitte & Touche LLP is in fact “independent.”

Based upon the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our Charter, we recommended to the Board that Ixia’s audited consolidated financial statements be included in Ixia’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE

Jonathan Fram, Chairman

Laurent Asscher

Gail Hamilton

SHAREHOLDER PROPOSALS FOR

2016 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Ixia’s Proxy Materials. Proposals of shareholders of Ixia which are intended to be presented by such shareholders at the Company’s annual meeting of shareholders to be held in 2016 (the “2016 Annual Meeting”) must be received by the Company no later than on December 26, 2015 to be considered for inclusion in the Company’s proxy materials relating to that meeting and must be submitted in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. It is recommended that shareholders submitting such proposals direct them to the Corporate Secretary of the Company at our principal executive offices by sending them by certified mail, return receipt requested, in order to ensure timely delivery.

Other Shareholder Proposals. In addition, shareholder proposals that are not intended for inclusion in our proxy materials may be brought before the 2016 Annual Meeting if the Company receives advance notice in accordance with the requirements set forth in our Bylaws. Any such notice must be received by the Corporate Secretary of the Company no later than on March 3, 2016 to be considered timely for the 2016 Annual Meeting; provided, however, that if the date of the 2016 Annual Meeting is more than 30 days before or after the anniversary date of the 2015 Annual Meeting, we must receive written notice of such matters not later than the close of business on the 10th day following the day on which notice of the date of the 2016 Annual Meeting is mailed to shareholders or otherwise publicly disclosed. Proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2016 Annual Meeting, unless we receive written notice of such matters by the applicable deadline.

No shareholder proposals were received with respect to the 2015 Annual Meeting scheduled for June 1, 2015.

OTHER MATTERS

We currently know of no matters to be submitted at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Matthew S. Alexander

Corporate Secretary

Calabasas, California

April 24, 2015

IXIA
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., CDT, on June 1, 2015.

Vote by Internet
• Go to www.investorvote.com/XXIA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Laurent Asscher	☐	☐	02 - Jonathan Fram	☐	☐	03 - Errol Ginsberg	☐	☐

04 - Gail Hamilton	☐	☐	05 - Bethany Mayer	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3. Ratification of Appointment of Independent Registered Public Accounting Firm for the year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	+

022TOA

IXIA

2015 Annual Meeting of Shareholders

Monday, June 1, 2015, at 8:30 a.m. local time

Sheraton Agoura Hills Hotel

30100 Agoura Road

Agoura Hills, California 91301

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IXIA

This Proxy is Solicited on Behalf of the Board of Directors of Ixia

2015 Annual Meeting of Shareholders

Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301

June 1, 2015 at 8:30 a.m. local time

The undersigned shareholder of Ixia, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 24, 2015, and Annual Report on Form 10-K for the year ended December 31, 2014, and hereby appoints Matthew S. Alexander and Brent Novak, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Monday, June 1, 2015, at 8:30 a.m., local time, at the Sheraton Agoura Hills Hotel, located at 30100 Agoura Road, Agoura Hills, California 91301, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election as directors of all nominees listed on the reverse side under Proposal 1, FOR Proposals 2 and 3 and as the Proxies deem advisable on such other matters as may properly come before the Meeting.